US$1,800,000,000
AMENDED AND RESTATED 5 YEAR CREDIT AGREEMENT
dated as of
October 12, 2018,
as amended by Amendment No. 1, dated as of April 8, 2020,
Among
Marsh & McLennan Companies, Inc.
MMC Treasury Holdings (UK) Limited
and the Designated Subsidiaries referred to herein
as Borrowers,
The Lenders Listed Herein
and
Citibank, N.A.
as Administrative Agent

Bank of America, N.A.,
Deutsche Bank Securities Inc. and
HSBC Bank USA, National Association
as Syndication Agents
Barclays Bank PLC,
JPMorgan Chase Bank, N.A.
MUFG Bank, Ltd. and
Wells Fargo Bank, National Association
as Documentation Agents

Citibank, N.A.,
Merrill Lynch, Pierce, Fenner & Smith Incorporated,
Deutsche Bank Securities Inc. and
HSBC Securities (USA) Inc.
as Joint Lead Arrangers and Joint Bookrunners

NYDOCS02/1166703

TABLE OF CONTENTS
PAGE

Article 1 DEFINITIONS		1
Section 1.1	Definitions	1
Section 1.2	Accounting Terms and Determinations	29
Section 1.3	Additional Committed Currencies	30
Section 1.4	Other Interpretive Decisions	30
Article 2 THE CREDITS		31
Section 2.1	The Committed Advances and Letters of Credit	31
Section 2.2	Making the Committed Advances	33
Section 2.3	The Competitive Bid Advances	37
Section 2.4	Issuance of and Drawings and Reimbursement Under Letters of Credit	41
Section 2.5	Commitment Fee; Letter of Credit Fees	44
Section 2.6	Termination or Reductions of the Commitments	44
Section 2.7	Repayment of Committed Advances and Letter of Credit Drawings	45
Section 2.8	Interest on Committed Advances	46
Section 2.9	Interest Rate Determination	47
Section 2.10	Optional Conversion of Committed Advances	50
Section 2.11	Prepayment of Advances	50
Section 2.12	General Provisions as to Payments	51
Section 2.13	Sharing of Payments, Ect	53
Section 2.14	Evidence of Debt	54
Section 2.15	Increase in the Aggregate Commitments	54
Section 2.16	Extension of Termination Date	56
Section 2.17	(Reserved)	58
Section 2.18	Funding Losses	58
Section 2.19	Defaulting Lenders	58
Article 3 CONDITIONS		60
Section 3.1	Effectiveness of Amendment and Reinstatement	60
Section 3.2	Initial Advance to Each Designated Subsidiary	61
Section 3.3	Conditions Precedent to Each Committed Borrowing and Issuance	62
Section 3.4	Conditions Precedent to Each Competitive Bid Borrowing	63
Article 4 REPRESENTATIONS AND WARRANTIES		63
Section 4.1	Corporate Existence and Power	64
Section 4.2	Corporate and Governmental Authorization; No Contravention	64
Section 4.3	Binding Effect	64
Section 4.4	Financial Information	64
Section 4.5	Litigation	6
Section 4.6	Compliance with ERISA	65
Section 4.7	Taxes	65
Section 4.8	Subsidiaries	65

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COMMITMENT SCHEDULE PRICING SCHEDULE UK TAX SCHEDULE

EXHIBIT A	0	Assignment and Assumption Agreement
EXHIBIT B-1	0	Notice of Revolving Credit Borrowing
EXHIBIT B-2	0	Notice of Canadian Borrowing
EXHIBIT B-3	0	Notice of Australian Borrowing
EXHIBIT B-4	0	Notice of Competitive Bid Borrowing
EXHIBIT C	0	Opinion of Deputy General Counsel for Marsh & McLennan Companies, Inc.
EXHIBIT D	0	Opinion of Special Counsel for the Administrative Agent
EXHIBIT E	0	Form of Designation Agreement
EXHIBIT F-1	0	Form of Revolving Credit Note
EXHIBIT F-2	0	Form of Canadian Note
EXHIBIT F-3	0	Form of Australian Note
EXHIBIT F-4	0	Form of Competitive Bid Note

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AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT (this “Agreement”) dated as of October 12, 2018 among MARSH & McLENNAN COMPANIES, INC., a Delaware corporation (together with its successors, the “Company”), MMC TREASURY HOLDINGS (UK) LIMITED, an English private limited company (together with its successors, “MTHUK”, and together with the Company and the Designated Subsidiaries referred to herein, the “Borrowers”), Lenders and Issuing Banks from time to time party hereto and CITIBANK, N.A. (“Citibank”), as administrative agent hereunder.
The Borrowers, the lenders parties thereto and Citibank, as administrative agent, are parties to the US$1,500,000,000 Amended and Restated 5 Year Credit Agreement dated as of November 24, 2015 (the “Existing Credit Agreement”). Subject to the satisfaction of the conditions set forth in Section 3.01, the Borrowers and the parties hereto desire to amend and restate the Existing Credit Agreement as herein set forth.
Accordingly, the parties hereto agree as follows:
Article 1
DEFINITIONS
Section 1.1    Definitions. The following terms, as used herein, have the following meanings:
“Additional Currency” has the meaning set forth in Section 1.3.
“Additional Currency Facility” has the meaning set forth in Section 1.3.
“Additional Currency Facility Addendum” has the meaning set forth in Section 1.3.
“Additional Currency Facility Advance” means an advance under an Additional Currency Facility made in such Additional Currency as part of an Additional Currency Facility Borrowing and refers to a Eurocurrency Rate Advance or such other advance rate as may be specified in the applicable Additional Currency Addendum (each of which shall be a “Type” of Additional Currency Facility Advance).
“Additional Currency Facility Borrowing” means a borrowing consisting of simultaneous Additional Currency Facility Advances of the same Additional Currency and Type made by each Additional Currency Facility Lender that has an Additional Currency Facility Commitment with respect to such Additional Currency Facility.
“Additional Currency Facility Commitment” means, at any time, with respect to a particular Additional Currency Facility and each Additional Currency Facility Lender with respect thereto, the US Dollar amount set forth opposite such Lender’s name on the commitment schedule to the related Additional Currency Facility Addendum, as such amount may be reduced from time to time pursuant to Section 2.6 or changed as a result of an assignment pursuant to Section 10.6(b).
“Additional Currency Facility Lender” has the meaning set forth in Section 1.3.

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“Additional Currency Facility Note” means a promissory note of a Borrower payable to the order of any Additional Currency Facility Lender, delivered pursuant to a request made under Section 2.14 in substantially the form attached to the applicable Additional Currency Facility Addendum, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Additional Currency Facility Advances made under such Additional Currency Facility by such Lender.
“Administrative Agent” means Citibank in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.
“Administrative Agent’s Account” means (a) in the case of Advances denominated in US Dollars, the account of the Administrative Agent maintained by the Administrative Agent at Citibank at its office at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications, (b) in the case of Advances denominated in any Foreign Currency, the account of the Administrative Agent or the Australian Sub-Agent, as applicable, designated in writing from time to time by the Administrative Agent to the Borrowers and the Lenders for such purpose and (c) in any such case, such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Borrowers and the Lenders for such purpose.
“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Lender.
“Advance” means a Revolving Credit Advance, a Canadian Advance, an Australian Advance, a Competitive Bid Advance, a Swing Line Advance or an Additional Currency Facility Advance.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Agent Parties” has the meaning specified in Section 10.1(d)(ii).
“Agreement” has the meaning specified in the preliminary statements.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Interest Rate Margin” means the Base Rate Margin, the Eurocurrency Margin or the Canadian Prime Rate Margin, as the context may require.

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“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance, such Lender’s Canadian Domestic Lending Office in the case of a Canadian Prime Rate Advance, such Lender’s Australian Domestic Lending Office in the case of a Bank Bill Rate Advance, the office of such Additional Currency Facility Lender identified in the relevant Additional Currency Facility Addendum as its “Applicable Lending Office” for purposes of any Additional Currency Facility Advance, and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Administrative Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assuming Australian Lender” has the meaning specified in Section 2.15.
“Assuming Lender” has the meaning specified in Section 2.15.
“Assumption Agreement” has the meaning specified in Section 2.15.
“Australian Advance” means an advance under the Australian Facility made in Australian Dollars or US Dollars to an Australian Borrower as part of an Australian Borrowing and refers to a Bank Bill Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Australian Advance)
“Australian Borrower” means any Designated Subsidiary that is organized under the federal laws of Australia or any political subdivision thereof.
“Australian Borrowing” means a borrowing consisting of simultaneous Australian Advances made by the Australian Lenders pursuant to Section 2.1(c).
“Australian Commitment” means, with respect to any Australian Lender at any time, the US Dollar amount set forth opposite such Lender’s name on the Commitment Schedule attached hereto and identified as such, as such amount may be reduced from time to time pursuant to Section 2.6 or changed as a result of an assignment pursuant to Section 10.6(b).
“Australian Dollars” and “AUD” each means the lawful currency of Australia.
“Australian Domestic Lending Office” means, with respect to any Australian Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its “Australian Domestic Lending Office”) or such other office in Australia as such Lender may hereafter designate as its Australian Domestic Lending Office by notice to the Australian Borrowers and the Administrative Agent.
“Australian Facility” means, at any time, the aggregate amount of the Australian Commitments at such time.
“Australian Interest Period” means, for each Bank Bill Rate Advance, the period commencing on the date of such Bank Bill Rate Advance and ending on the last day of the

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period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Australian Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Australian Interest Period shall be one, two or three months, or such other period agreed with the Australian Sub-Agent, upon notice received by the Australian Sub-Agent not later than 11:00 a.m. (Sydney time) on the second Business Day before the last day of the current Australian Interest Period (or, such other time agreed by the Australian Sub-Agent); provided, however, that:
(a)    an Australian Interest Period which would otherwise end after any Termination Date shall end on such Termination Date; and
(b)    whenever the last day of any Australian Interest Period would otherwise occur on a day other than a Business Day, the last day of such Australian Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Australian Interest Period to occur in the following calendar month, the last day of such Australian Interest Period shall occur on the next preceding Business Day.
“Australian Lender” means any Lender that has (together with its Affiliates) an Australian Commitment and a Revolving Credit Commitment.
“Australian Note” means a promissory note of an Australian Borrower payable to the order of any Australian Lender, delivered pursuant to a request made under Section 2.14 in substantially the form of Exhibit F-3 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Australian Advances made by such Lender.
“Australian Reference Banks” means Citibank and Australia and New Zealand Banking Group Limited; provided if any of such banks ceases to be an Australian Lender, such bank shall also cease to be an Australian Reference Bank, and a successor Australian Reference Bank shall be chosen by the Australian Sub-Agent from the Australian Lenders and identified as such by notice from the Australian Sub-Agent to the Australian Borrowers and the Australian Lenders, provided that such designated Australian Lender (i) has been approved by the Australian Borrowers to perform such role (such approval not to be unreasonably withheld) and (ii) has agreed to perform such role.
“Australian Sub-Agent” means Citisecurities Limited.
“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended

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from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Bill Rate” means, for an Australian Interest Period for each Bank Bill Rate Advance comprising part of the same Australian Borrowing, an interest rate per annum equal to (a) the rate percent per annum determined by the Australian Sub-Agent being the average bid rate (rounded up to 4 decimal places) quoted on page “BBSY” (or any page that replaces that page) on the Bloomberg monitor system at or about 10.30 A.M. (Sydney time) on the first day of such Interest Period for a period equal to, or most closely approximating, such Interest Period or (b) if the Bank Bill Rate cannot be determined in accordance with clause (a) of this definition, the rate percent per annum determined by the Australian Sub-Agent as the average of the rates quoted to the Australian Sub-Agent by each Australian Reference Bank for the purchase of Bills accepted by such Reference Bank which have a tenor equal to such Interest Period and a face value equal to the amount of the applicable Bank Bill Rate Advances of such Australian Reference Banks; or (c) if the Bank Bill Rate cannot be determined in accordance with clauses (a) of (b) of this definition, the rate percent per annum determined by the Australian Sub-Agent in good faith (after consultation with the relevant Australian Borrower) to be the appropriate rate having regard to comparable indices then available in the then current Bill market); provided, that if the Bank Bill Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Bank Bill Rate Advance” means an Australian Advance denominated in Australian Dollars that bears interest as provided in Section 2.8(a)(iv).
“Bank Bill Rate Margin” means a rate per annum equal to the Eurocurrency Margin at the applicable date of determination, which, in the case of a Bank Bill Rate Advance, shall be the date of determination of the applicable Bank Bill Rate.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)	the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)	½ of one percent per annum above the Federal Funds Rate; and

(c)
the Eurocurrency Rate applicable to US Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on applicable Bloomberg screen (or other commercially available source providing such quotations as designated by the Administrative Agent from time to time) at approximately 11:00 A.M. London time on such day ); provided, that if One Month LIBOR is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Advance” means a Committed Advance denominated in US Dollars that bears interest as provided in Section 2.8(a)(i).

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“Base Rate Margin” means a rate per annum determined in accordance with the Pricing Schedule.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Beneficiary” has the meaning specified in Section 9.1.
“Bill” has the meaning it has in the Bills of Exchange Act 1909 (Cwlth) and a reference to the drawing, acceptance or endorsement of, or other dealing with, a Bill is to be interpreted in accordance with that Act.
“Borrower” means the Company and each Subsidiary Borrower.
“Borrower Entities” has the meaning specified in Section 10.17.
“Borrowing” means a Revolving Credit Borrowing, a Canadian Borrowing, an Australian Borrowing, a Competitive Bid Borrowing, a Swing Line Borrowing or an Additional Currency Facility Borrowing.
“Borrowing Minimum” means, in respect of Committed Advances denominated in US Dollars, US$10,000,000, in respect of Committed Advances denominated in Sterling, £5,000,000, in respect of Committed Advances denominated in Yen, ¥50,000,000, in respect of Committed Advances denominated in Euros, €5,000,000, in respect of Committed Advances denominated in Canadian Dollars, CN$5,000,000, in respect of Committed Advances denominated in Australian Dollars, AUD10,000,000, and in respect of Committed Advances denominated in an Additional Currency, the amount specified in the applicable Additional Currency Facility Addendum.
“Borrowing Multiple” means, in respect of Committed Advances denominated in US Dollars, US$1,000,000 in respect of Committed Advances denominated in Sterling, £1,000,000, in respect of Committed Advances denominated in Yen, ¥10,000,000, in respect of Committed Advances denominated in Euros, €1,000,000, in respect of Committed Advances denominated in Canadian Dollars, CN$1,000,000, in respect of Committed Advances denominated in Australian Dollars, AUD1,000,000, and in respect of Committed Advances denominated in an Additional Currency Facility, the amount specified in the applicable Additional Currency Facility Addendum.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and (a) if the applicable Business Day relates to any Eurocurrency Rate Advances or LIBO Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance or LIBO Rate Advance (or, in the case of an Advance denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open), (b) if the applicable Business Day relates to any Local Rate Advances, on which banks are open for business in the country of issue of the currency of such Local Rate Advance, (c) if the applicable Business Day relates to a Canadian Advance, on which banks are open for business in Toronto, Ontario, Canada, and (d)

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if the applicable Business Day relates to an Australian Advance, on which banks are open for business in Sydney, New South Wales, Australia.
“Canadian Advance” means an advance under the Canadian Facility made in Canadian Dollars or US Dollars to a Canadian Borrower and refers to a Canadian Prime Rate Advance, a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Canadian Advance).
“Canadian Borrower” means any Designated Subsidiary that is organized under the federal laws of Canada or any political subdivision thereof.
“Canadian Borrowing” means a borrowing consisting of simultaneous Canadian Advances made by the Canadian Lenders pursuant to Section 2.1(b).
“Canadian Commitment” means, with respect to any Canadian Lender at any time, the US Dollar amount set forth opposite such Lender’s name on the Commitment Schedule attached hereto and identified as such, as such amount may be reduced from time to time pursuant to Section 2.6 or changed as a result of an assignment pursuant to Section 10.6(b).
“Canadian Dollars” and “CN$” each means the lawful currency of Canada.
“Canadian Domestic Lending Office” means, with respect to any Canadian Lender, its office located in Canada at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its “Canadian Domestic Lending Office”) or such other office in Canada as such Lender may hereafter designate as its Canadian Domestic Lending Office by notice to the Canadian Borrowers and the Administrative Agent.
“Canadian Facility” means, at any time, the aggregate amount of the Canadian Commitments at such time.
“Canadian Interbank Rate” means the interest rate, expressed as a percentage per annum, which is customarily used by the Administrative Agent when calculating interest due by it or owing to it from or in connection with correction of errors between it and other Canadian chartered or authorized foreign banks); provided, that if the Canadian Interbank Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Canadian Lender” means any Lender that has a Canadian Commitment (with respect to which such Lender is a Schedule I Bank, a Schedule II Bank, a Schedule III Bank or a Person established under the laws of Canada or any province or territory thereof that is authorized to carry on business in Canada pursuant to Part XII of the Bank Act (Canada)) and (together with its Affiliates) a Revolving Credit Commitment.
“Canadian Note” means a promissory note of a Canadian Borrower payable to the order of any Canadian Lender, delivered pursuant to a request made under Section 2.14 in substantially the form of Exhibit F-2 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Canadian Advances made by such Lender.
“Canadian Prime Rate” means, for any day, a rate per annum equal to the higher of (a) the rate of interest per annum established by Citibank Canada as the reference rate of interest then in effect for determining interest rates on commercial loans denominated in

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Canadian Dollars made by it in Canada and (b) the sum of ½ of 1% plus the one-month CDOR Rate for such day); provided, that if the one-month CDOR Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Canadian Prime Rate Advance” means a Canadian Advance denominated in Canadian Dollars that bears interest as provided in Section 2.8(a)(ii).
“Canadian Prime Rate Margin” means a rate per annum determined in accordance with the Pricing Schedule.
“CCAA” means the Companies’ Creditors Arrangement Act (Canada).
“CDOR Rate” means on any date, with respect to a particular term as specified herein, the per annum rate of interest which is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for the applicable term appearing on the applicable Bloomberg screen as of 10:00 A.M. on such date, or if such date is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 A.M. to reflect any error in any posted rate or in the posted average annual rate); provided, however, if such rate does not appear on the applicable Bloomberg screen as contemplated, then the CDOR Rate on any date shall be calculated as the arithmetic mean of the rates for the applicable term applicable to Canadian Dollar bankers’ acceptances quoted by the Schedule I Reference Banks as of 10:00 A.M. on such date, or if such date is not a Business Day, then on the immediately preceding Business Day); provided, further, that if the CDOR Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Citibank” has the meaning specified in the preliminary statements.
“Commitment” means a Revolving Credit Commitment, a Canadian Commitment, an Australian Commitment, a Letter of Credit Commitment, a Swing Line Commitment or an Additional Currency Facility Commitment.
“Commitment Increase” has the meaning specified in Section 2.15.
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Committed Advance” means a Revolving Credit Advance, a Canadian Advance, an Australian Advance, a Swing Line Advance or an Additional Currency Facility Advance.
“Committed Borrowing” means a Revolving Credit Borrowing, a Canadian Borrowing, an Australian Borrowing, a Swing Line Borrowing or an Additional Currency Facility Borrowing.
“Committed Currencies” means Australian Dollars, Canadian Dollars, Euros, Sterling, Yen and each other currency (other than US Dollars) that is approved in accordance with Section 1.3.
“Communications” has the meaning specified in Section 10.1(d)(ii).
“Company” has the meaning specified in the preliminary statements.

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“Competitive Bid Advance” means an advance by a Lender to a Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.3 and refers to a Fixed Rate Advance, a LIBO Rate Advance or a Local Rate Advance.
“Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.3.
“Competitive Bid Note” means a promissory note of a Borrower payable to the order of any Lender, in substantially the form of Exhibit F-4 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.
“Consenting Lender” has the meaning specified in Section 2.16(b).
“Consolidated” refers to the consolidation of accounts in accordance with generally accepted accounting principles.
“Consolidated Adjusted EBITDA” means, for any Measurement Period, the sum, determined on a Consolidated basis for the Company and its Subsidiaries, without duplication, of (a) net income (or net loss), (b) interest expense, (c) income tax expense, (d) depreciation expense, (e) amortization expense, (f) to the extent deducted in calculating net income (or net loss), charges in respect of Settlement Costs, (g) to the extent deducted in calculating net income (or net loss), the amount of any losses (and minus the amount of any gains) associated with sales of assets other than in the ordinary course of business, (h) stock option compensation expense resulting from the adoption of Financial Accounting Standards Board Statement No. 123R, (i) the amount of any increase (or minus the amount of any decrease) in pension expense (other than service costs) resulting from the application of Financial Accounting Standards Board Statement No. 87 or any successor thereto, (j) non recurring non-cash charges (including, without limitation, in respect of intangibles and impairments, severance charges, retention costs and facilities costs), (k) to the extent deducted in calculating net income (or net loss), investment loss (and minus investment income) in respect of the Trident II portfolio of investments and (l) sublease charges associated with vacating rental properties, in each case determined in accordance with generally accepted accounting principles for such Measurement Period. Solely for the purpose of calculating Consolidated Adjusted EBITDA under Section 5.4(a), for any Measurement Period, if during such Measurement Period the Company or any Subsidiary shall have consummated a Specified Transaction (as defined below), Consolidated Adjusted EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto as if such Specified Transaction occurred on the first day of such Measurement Period. For purposes hereof, “Specified Transaction” means any transaction or series of related transactions resulting in (a) the acquisition or disposition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition or disposition of in excess of 50% of the Equity Interests of any Person or (c) a merger or consolidation or any other combination with another Person (other than the Company or any of its Subsidiaries).
“Consolidated Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated Adjusted EBITDA to (b) interest expense determined on a Consolidated

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basis (other than (x) fees paid in connection with the prepayment of the Mortgage or any bonds, debentures or notes and (y) interest payable in respect of Debt incurred within a year of the maturity date of bonds, debentures or notes issued by the Company (“Prefunded Debt”) to prefund the repayment of Prefunded Debt on such maturity date, in each case under this clause (y) for so long as the related Prefunded Debt remains outstanding), in each case for such Measurement Period.
“Consolidated Funded Debt” means, without duplication, all Debt of the Company and its Subsidiaries determined on a Consolidated basis, net of cash and cash equivalents held either (i) in the United States free of Liens and rights of others or (ii) in an escrow account established by the Company or any of its Subsidiaries for purposes of funding the acquisition of Jardine Lloyd Thompson Group plc.
“Consolidated Leverage Ratio” means, at any date of determination, the ratio of Consolidated Funded Debt at such date to Consolidated Adjusted EBITDA for the most recently completed Measurement Period.
“Consolidated Leverage Ratio Covenant” has the meaning specified in Section 5.4.
“Consolidated Net Worth” means, as of any date of determination, for the Company and its Consolidated Subsidiaries, shareholders’ equity of the Company and its Subsidiaries on that date.
“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Committed Advances under a Facility of one Type into Committed Advances of the other Type under such Facility pursuant to Section 2.9 or 2.10.
“Covenant Reset Notice” has the meaning specified in Section 5.4.
“Covenant Reset Period” has the meaning specified in Section 5.4.
“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business which are classified as short-term or long-term debt in accordance with generally accepted accounting principles, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Section 5.7 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Unpaid Settlement Costs net of savings in taxes reasonably estimated to be realized by such Person in the future as a direct result of the deductibility of the amount thereof for tax purposes, (vii) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (viii) all Debt of others Guaranteed by such Person.

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“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” means, in respect of any principal of any Advance or any other amount under this Agreement that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Base Rate (or in the case of Canadian Advances, the Canadian Prime Rate) as in effect from time to time (provided that, if the amount so in default is principal of a Eurocurrency Rate Advance and the due date thereof is a day other than the last day of the Interest Period therefor, the “Default Rate” for such principal shall be, for the period from and including such due date to but excluding the last day of the Interest Period, 2% plus the interest rate for such Advance as provided in Section 2.8 and, thereafter, the rate provided for above in this definition).
“Defaulting Lender” means, subject to Section 2.19(d), any Lender that (a) fails to fund any portion of its Advances at a time when the conditions precedent set forth in Article 3 to make any Committed Advance hereunder are satisfied, or fails to fund participations in Letters of Credit or Swing Line Advances within three Business Days of the date required to be funded, unless, in the case of any Committed Advance, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) is or becomes (or whose parent company is or becomes) the subject of a bankruptcy or insolvency proceeding or a Bail-In Action, (c) notifies the Company, the Administrative Agent, any Issuing Bank, any Swing Line Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Committed Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or (d) fails, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances and participations in then outstanding Letters of Credit, provided that such Lender shall cease to be a Defaulting Lender under this clause (d) upon receipt of such information; provided, further, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any ownership interest in such lender or parent company thereof or the exercise of control over a Lender or parent company thereof by a governmental authority or instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(d)) upon delivery of written

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notice of such determination to the Borrower, each Issuing Bank, each Swing Line Bank and each Lender.
“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.
“Designated Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 10.13.
“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit E hereto signed by such Designated Subsidiary and the Company.
“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrowers and the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).
“Environmental Laws” means any and all Federal, state, local and foreign environmental laws, rules or regulations, and any environmental orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

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“EONIA” means, in relation to a Business Day and any amount denominated in Euro, (a) the applicable euro overnight index average administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant Business Day displayed on page EONIA= of the applicable Bloomberg screen or (b) (if the rate described in clause (a) is not available for that Business Day) the arithmetic mean of the rates (rounded upwards to 4 (four) decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the relevant interbank market, in each case as of 5:00 P.M. (London time) on the Business Day preceding the date of determination for the offering of deposits in Euro for the period from 1 (one) Business Day to the immediately following Business Day; provided, that if EONIA is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other similar rights entitling the holder thereof to purchase or acquire any such equity interest.
“Equivalent” (i) means, at any date of determination thereof, in US Dollars of any Foreign Currency or in any Foreign Currency of US Dollars on any date, means the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on such date; provided that if there shall at any time no longer exist such a page on such website, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
“ERISA Group” means the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBO Rate” means, for any Interest Period, the rate appearing on applicable Bloomberg screen (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest 1/100 of 1% per annum, if such average is not a multiple thereof) of the respective rates per annum at which deposits in Euros are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount

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substantially equal (x) in the case of Committed Borrowings, to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Committed Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.9, 8.1 and 8.2) or (y) in the case of Competitive Bid Borrowings, to the amount that would be the Reference Banks’ respective Ratable Shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.9, 8.1 and 8.2); provided, that if the EURIBO Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
“Eurocurrency Lending Office” means, with respect to any Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Eurocurrency Lending Office), or such other office, branch or affiliate of such Lender as such Lender may hereafter designate as its Eurocurrency Lending Office by notice to the Borrowers and the Administrative Agent.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurocurrency Margin” means a rate per annum determined in accordance with the Pricing Schedule at the applicable date of determination, which, in the case of a Eurocurrency Rate Advance, shall be the date of determination of the applicable Eurocurrency Rate.
“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Committed Borrowing, an interest rate per annum equal to (a) in the case of any Committed Advance denominated in US Dollars or any Committed Currency other than Euro, the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on the applicable Bloomberg screen (or any successor page) as the London interbank offered rate (“LIBOR”) for deposits in US Dollars or the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in US Dollars or the applicable Committed Currency is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Committed Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period or (b) in the case of any Committed Advance denominated in Euros, the EURIBO Rate. If the applicable Bloomberg screen is unavailable, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Committed Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.9, 8.1 and 8.2); provided, in each case, that if the

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Eurocurrency Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Eurocurrency Rate Advance” means a Committed Advance denominated in US Dollars or a Committed Currency that bears interest as provided in Section 2.8(a)(iii).
“Event of Default” has the meaning set forth in Section 6.1.
“Existing Credit Agreement” has the meaning specified in the preliminary statements.
“Extension Date” has the meaning specified in Section 2.16(b).
“Facility” means the Revolving Credit Facility, the Canadian Facility, the Australian Facility, the Letter of Credit Facility, the Swing Line Facility or an Additional Currency Facility.
“FATCA” means (i) Sections 1471 through 1474 of the Internal Revenue Code in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and (ii) any similar law adopted by any non-U.S. governmental authority pursuant to an intergovernmental agreement between such non-U.S. jurisdiction and the United States.
“Federal Funds Rate” means, for any day, the rate calculated by the New York Federal Reserve Bank based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the New York Federal Reserve Bank shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Federal Reserve Bank as an overnight bank funding rate (from and after such date as the New York Federal Reserve Bank shall commence to publish such composite rate), or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent; provided, that if the Federal Funds Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Finance Party” has the meaning specified in Section 8.6.
“Fixed Rate Advances” has the meaning specified in Section 2.3(a)(i), which Advances shall be denominated in US Dollars or in any Foreign Currency.
“Foreign Currency” means any Committed Currency or any other lawful currency (other than US Dollars) that is freely transferable or convertible into US Dollars.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Granting Lender” has the meaning set forth in Section 10.6(b)(viii).
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the

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generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning.
“Guaranteed Obligations” has the meaning specified in Section 9.1.
“Guaranty” means the obligations of the Company under Article 9 hereof.
“Increasing Australian Lender” has the meaning specified in Section 2.15.
“Increasing Lender” has the meaning specified in Section 2.15.
“Indemnitee” has the meaning set forth in Section 10.3(b).
“Information” has the meaning set forth in Section 10.11.
“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Committed Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one week or one, two, three or six months, and subject to clause (c) of this definition, twelve months, as the applicable Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(a)    the Borrowers may not select any Interest Period that ends after any Termination Date unless, after giving effect to and reduction of the Revolving Credit Commitments on such Termination Date, the aggregate principal amount of Base Rate Advances and of Eurocurrency Rate Advances and LIBO Rate Advances having Interest Periods that end on or prior to such Termination Date shall be at least equal to the aggregate principal amount of Advances due and payable on or prior to such date;
(b)    Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Committed Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;
(c)    in the case of any such Committed Borrowing, the Borrowers shall not be entitled to select an Interest Period having duration of twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Administrative Agent that such Lender will be providing

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funding for such Committed Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Committed Borrowing shall be one week or one, two, three or six months, as specified by the Borrower requesting such Committed Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;
(d)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, in the case of an Interest Period of one month or longer, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(e)    whenever the first day of any Interest Period of one month or longer occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
“ISP” has the meaning specified in Section 2.4(h).
“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.
“Issuing Bank” means each of Citibank, N.A., Deutsche Bank AG New York Branch, Bank of America, N.A. and HSBC Bank USA, National Association or any other Lender or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 10.6 so long as such Lender or Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office (which information shall be recorded by the Administrative Agent ), for so long as such Initial Issuing Bank, Lender or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.
“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, upon terms as may be satisfactory to the Administrative Agent.
“L/C Related Documents” has the meaning specified in Section 2.7(c)(i).
“Lender Appointment Period” has the meaning specified in Section 7.6.
“Lenders” means each lender listed on the signature pages hereof, each Issuing Bank, each Swing Line Bank, each Assuming Lender that shall become a party hereto pursuant to

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Section 2.15 or 2.16 and each Person that shall become a party hereto pursuant to Section 10.6.
“Letter of Credit” has the meaning specified in Section 2.1(d).
“Letter of Credit Agreement” has the meaning specified in Section 2.4(a).
“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrowers and their specified Subsidiaries in the Dollar amount set forth opposite the Issuing Bank’s name on the Commitment Schedule attached hereto and identified as such, as such amount may be reduced from time to time pursuant to Section 2.6, increased by designation to the Administrative Agent and the Company from time to time or changed as a result of an assignment pursuant to Section 10.6(b).
“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) US$500,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.6.
“LIBO Rate” means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to (a) in the case of any Competitive Bid Borrowing denominated in US Dollars or any Foreign Currency other than Euro, Australian Dollars or Canadian Dollars, the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on applicable Bloomberg screen as LIBOR for deposits in US Dollars or the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in US Dollars or the applicable Foreign Currency is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks’ respective Ratable Shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period, (b) in the case of any Competitive Bid Borrowing denominated in Euros, the EURIBO Rate, (c) in the case of any Competitive Bid Borrowing denominated in Australian Dollars, the Bank Bill Rate or (d) in the case of any Competitive Bid Borrowing denominated in Canadian Dollars, the CDOR Rate. If the applicable Bloomberg screen is unavailable, the LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.9, 8.1 and 8.2); provided, in each case, that if the LIBO Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBO Rate Advances” means a Competitive Bid Advance denominated in US Dollars or in any Foreign Currency and bearing interest based on the LIBO Rate.

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“LIBOR” has the meaning set forth in the definition of Eurocurrency Rate.
“LIBOR Successor Rate” has the meaning specified in Section 2.9.
“LIBOR Successor Rate Conforming Changes” has the meaning specified in Section 2.9.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) each Letter of Credit Agreement and (iv) each Additional Currency Facility Addendum.
“Local Rate Advance” means a Competitive Bid Advance denominated in any Foreign Currency sourced from the jurisdiction of issuance of such Foreign Currency and bearing interest at a fixed rate.
“Margin Stock” means “margin stock” within the meaning of Regulations U and X.
“Material Debt” means Debt (other than the Advances made hereunder ) of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding US$100,000,000.
“Material Financial Obligations” means any Debt and/or Derivatives Obligation of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, the principal or face amount (with respect to Debt) or Settlement Amount (with respect to Derivatives Obligations, after giving effect to any netting arrangements) of which exceeds in the aggregate US$100,000,000.
“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of US$50,000,000.
“Material Subsidiary” means at any time a Subsidiary which as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.
“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Company ending on or prior to such date.
“Mortgage” means (a) the Loan Agreement, dated as of September 29, 2005, as amended by a First Amendment to Loan Agreement and Other Documents dated as of October 26, 2005, between the Real Estate Borrowers and Lehman Brothers Bank FSB, a federal savings bank, as may be further amended and supplemented from time to time, secured by the Mortgaged Property (the “Original Mortgage”), and (b) any other instrument of indebtedness secured by the Mortgaged Property or otherwise secured by the direct or indirect ownership interests of one or more of the Real Estate Borrowers and the Subsidiaries in the Mortgaged

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Property, provided that (i) recourse to the Company and any Subsidiary (other than the Real Estate Borrowers) is limited to customary non-recourse carve-outs and environmental indemnities provided in commercial real estate financings, and (ii) the security for any such indebtedness is limited to the Mortgaged Property, the direct and indirect ownership interests in the Mortgaged Property and any other interest held by the Company and its Subsidiaries in the Mortgaged Property, including, without limitation, the Primary Leases, the Sponsor Lease and the Primary Lease Guaranty (if any), as described in the Original Mortgage. For purposes of this definition, “Real Estate Borrowers” means MMC Borrower LLC, Marsh USA Borrower LLC, Seabury & Smith Borrower LLC, Mercer HR Consulting Borrower LLC and Mercer MC Consulting Borrower LLC, each a Delaware limited liability company.
“Mortgaged Property” means all or a portion of any property located at 1166 Avenue of the Americas, New York, New York.
“MTHUK” has the meaning specified in the preliminary statements.
“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
“Non-Consenting Lender” has the meaning specified in Section 2.16(b).
“non-Defaulting Lenders” has the meaning specified in Section 2.19(a)(i).
“Note” means a Revolving Credit Note, a Canadian Note, an Australian Note, a Competitive Bid Note or an Additional Currency Facility Note.
“Notice of Australian Borrowing” has the meaning specified in Section 2.2(a)(iv).
“Notice of Borrowing” means a Notice of Revolving Credit Borrowing, a Notice of Canadian Borrowing, a Notice of Australian Borrowing, a Notice of Competitive Bid Borrowing a Notice of Swing Line Borrowing or a Notice of Additional Currency Facility Borrowing.
“Notice of Canadian Borrowing” has the meaning specified in Section 2.2(a)(ii).
“Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.3(a).
“Notice of Issuance” has the meaning specified in Section 2.4(a).
“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.2(a)(i).
“Notice of Swing Line Borrowing” has the meaning specified in Section 2.2(a)(v).
“One Month LIBOR” has the meaning specified in the definition of “Base Rate”.
“Other Taxes” means any present or future stamp, mortgage recording or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any

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payment made pursuant to this Agreement or under any Note or from the execution or delivery of, the enforcement of, or otherwise with respect to, this Agreement or any Note.
“Overnight Eurocurrency Rate” has the meaning specified in Section 2.9(c).
“Overnight LIBO Rate” means EONIA.
“Overnight LIBO Rate Advance” means a Swing Line Advance denominated in Euro that bears interest as provided in Section 2.8(a)(v).
“Parent” means, with respect to any Lender, any Person controlling such Lender.
“Participant” has the meaning set forth in Section 10.6(d).
“Participation Register” has the meaning set forth in Section 10.6(d).
“Payment Office” means, for any Foreign Currency, such office of Citibank as shall be from time to time selected by the Administrative Agent and notified by the Administrative Agent to the Borrowers and the Lenders.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Platform” has the meaning specified in Section 10.1(d)(i).
“Post-Petition Interest” has the meaning specified in Section 9.1.
“Prefunded Debt” has the meaning specified in the definition of “Consolidated Interest Coverage Ratio”.
“Pricing Schedule” means the Schedule attached hereto identified as such.
“Protesting Lender” has the meaning specified in Section 10.13(a)(ii).
“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.6 or 6.1, such Lender’s Revolving Credit Commitment as

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in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.6 or 6.1, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).
“Recipient” has the meaning specified in Section 8.6.
“Reference Banks” means Citibank and such other Lenders to be agreed that (i) have been approved by the Company to perform such role (such approval not to be unreasonably withheld) and (ii) have agreed to perform such role; provided if any of such banks ceases to be a Lender, such bank shall also cease to be a Reference Bank, and a successor Reference Bank shall be chosen by the Administrative Agent from the Lenders and identified as such by notice from the Administrative Agent to the Borrowers and the Lenders, provided that such designated Lender (i) has been approved by the Company to perform such role (such approval not to be unreasonably withheld) and (ii) has agreed to perform such role.
“Register” has the meaning specified in Section 10.6(c).
“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as in effect from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Party” has the meaning specified in Section 8.6.
“Required Lenders” means at any time Lenders having more than 50% of the aggregate amount of the Revolving Credit Commitments or, if the Revolving Credit Commitments shall have been terminated, holding more than 50% of the aggregate outstanding principal amount of the Committed Advances.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restatement Date” means the date on which the Administrative Agent shall have received the documents specified in or pursuant to Section 3.1.
“Revolving Credit Advance” means an advance by a Lender to a Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type and currency made by each of the Revolving Credit Lenders pursuant to Section 2.1(a).
“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the US Dollar amount set forth opposite such Lender’s name on the Commitment Schedule attached hereto and identified as such, as such amount may be reduced from time to

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time pursuant to Section 2.6, increased pursuant to Section 2.15 or changed as a result of an assignment pursuant to Section 10.6(b).
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.
“Revolving Credit Lender” means each Lender that has a Revolving Credit Commitment.
“Revolving Credit Note” means a promissory note of a Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.14 in substantially the form of Exhibit F-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any comprehensive territorial Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, , or any Person in which such listed Person owns, directly or indirectly, a 50 percent or greater interest, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person who is otherwise the subject or target of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Schedule I Bank” means any bank named on Schedule I to the Bank Act (Canada).
“Schedule I Reference Bank” means, where there are two or fewer Canadian Lenders which are Canadian chartered banks that are Schedule I Banks, all such Lenders, and where there are more than two such Lenders, two of such Lenders chosen by the Administrative Agent and identified as such by notice from the Administrative Agent to the Canadian Borrowers and the Canadian Lenders, provided that such designated Canadian Lender has agreed to perform such role.
“Schedule II Bank” means any Lender named on Schedule II to the Bank Act (Canada).
“Schedule II/III Reference Banks” means Citibank, N.A., Canada Branch and such other Lenders to be agreed which are Schedule II Banks or Schedule III Banks and identified as such by notice from the Administrative Agent to the Canadian Borrowers and the Canadian Lenders, provided that such designated Canadian Lender has agreed to perform such role; provided if either of such banks ceases to be a Lender, such bank shall also cease to be a Schedule II/III Reference Bank, and a successor Schedule II/III Reference Bank shall be chosen by the Administrative Agent from the Canadian Lenders which are Schedule II Banks or Schedule III Banks and identified as such by notice from the Administrative Agent to the

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Canadian Borrowers and the Canadian Lenders, provided that such designated Canadian Lender has agreed to perform such role.
“Schedule III Bank” means any “authorized foreign bank” named on Schedule III to the Bank Act (Canada) with respect to which transactions under this Agreement will be entered into in the ordinary course of its “Canadian banking business” for the purposes of the Income Tax Act (Canada).
“Scheduled Unavailability Date” has the meaning set forth in Section 2.9(i).
“Settlement” means the settlement by the Company and its Subsidiaries of a Specified Claim.
“Settlement Amount” means, in respect of any Derivatives Obligation to which the Company and/or any Subsidiary is a party, the net aggregate marked-to-market (in accordance with standard industry practice) amount, if any, that would be due in respect of such Derivatives Obligation (together with all other Derivatives Obligations under the same master agreement and giving effect to any netting arrangements between the parties to such master agreement) if such Derivatives Obligation was (and such other Derivatives Obligations were) terminated because of a default by the Company or such Subsidiary.
“Settlement Costs” means all costs and obligations incurred, owing, paid or payable by the Company or any Subsidiary of the Company in connection with the settlement of any Specified Claim, including, without limitation, payment of restitution, fines and penalties, but excluding amounts payable to legal counsel or other advisors of the Company or any Subsidiary of the Company.
“SPC” has the meaning specified in Section 10.6(b)(viii).
“Specified Claim” means (a) any claim, complaint, lawsuit, action, administrative or regulatory proceeding, allegation, inquiry, investigation or other matter or contingency (a “Claim”) described or referred to in Note 15 (“Claims, Lawsuits and Other Contingencies”) to the financial statements included in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2018 as filed with the Securities and Exchange Commission (“Note 15”) and (b) any other Claim, actual or threatened, against the Company or any Subsidiary that arises out of, or is based upon, related to or similar to, any Claims or facts described or referred to in Note 15.
“Sterling” and “£” each means the lawful currency of the United Kingdom.
“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.
“Subsidiary Borrower” means MTHUK and the Designated Subsidiaries from time to time.
“Supplier” has the meaning specified in Section 8.6.

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“Swing Line Advance” means an Advance under the Swing Line Facility made in US Dollars as a Base Rate Advance or made in Euros as an Overnight LIBO Rate Advance pursuant to Section 2.1(e).
“Swing Line Bank” means each of Citibank, N.A. and, solely in respect of Swing Line Borrowings denominated in US Dollars, Bank of America, N.A. and HSBC Bank USA, National Association, each in its capacity as provider of Swing Line Advances, or any successor swing line lender hereunder.
“Swing Line Borrowing” means a borrowing of a Swing Line Advance pursuant to Section 2.1(e) and refers to a Base Rate Advance or an Overnight LIBO Rate Advance.
“Swing Line Commitment” means, with respect to any Swing Line Bank as of the date of this Agreement, the US Dollar amount set forth opposite such Lender’s name on the Commitment Schedule attached hereto and identified as such, as such amount may be modified in accordance with the terms of this Agreement and for any successor swing line lender, such amount as shall be notified to the Administrative Agent and the Company.
“Swing Line Facility” has the meaning specified in Section 2.1(e).
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by any Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent (x) taxes imposed on its income, and franchise or similar (including branch profits) taxes imposed on it, by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located and (y) United States or other withholding tax to the extent imposed as a result of a failure to satisfy the applicable requirements of FATCA and (ii) in the case of each Lender, (x) any United States withholding tax imposed on such payments but only to the extent that such Lender is subject to United States withholding tax at the time such Lender first becomes a party to this Agreement (except to the extent that an assignor was entitled to payment under Section 8.4(a) with respect to such United States withholding tax) or (y) any United States withholding tax imposed on such payment solely as a result of a change in such Lender’s Applicable Lending Office made other than pursuant to Section 8.2, 8.3 or 8.4(f).
“Termination Date” means the earlier of (a) the later of October 12, 2023 or, as to any Lender for which the Termination Date is extended pursuant to Section 2.16, the date to which the Termination Date is so extended, and (b) the date of termination in whole of the Commitments pursuant to Section 2.6 or 6.1.
“Trade Date” has the meaning specified in Section 8.6.
“UK Borrower” means a Borrower incorporated in England and Wales, or resident for tax purposes in the United Kingdom.
“UK Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which (a) where it relates to a UK Treaty Lender that is a Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in the UK Tax Schedule, or (b)

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where it relates to a UK Treaty Lender that is not a Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption.
“UK CTA” means the United Kingdom Corporation Tax Act 2009.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK ITA” means the United Kingdom Income Tax Act 2007.
“UK Non-Bank Lender” means (a) where a Lender is a party to this Agreement on the date of this Agreement, a Lender which is designated as a UK Non-Bank Lender in the UK Tax Schedule, and (b) where a Lender becomes a party to this Agreement after the date of this Agreement, a Lender which gives a UK Tax Confirmation in the relevant Assignment and Assumption.
“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is: (a) a Lender (i) which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the UK CTA, or (ii) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; (b) a Lender which is (i) a company resident in the United Kingdom for United Kingdom tax purposes, or (ii) a partnership each member of which is (1) a company so resident in the United Kingdom or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA, or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company; (c) a UK Treaty Lender; or (d) a building society (as defined for the purposes of section 880 of the UK ITA) making an advance under a Loan Document.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; or (b) a

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partnership each member of which is (i) a company so resident in the United Kingdom, or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.
“UK Tax Deduction” means a deduction or withholding for or on account of Taxes imposed by the United Kingdom from a payment under a Loan Document, other than a deduction or withholding required by FATCA.
“UK Tax Schedule” means the Schedule attached hereto identified as such.
“UK Treaty Lender” means a Lender which (a) is treated as a resident of a UK Treaty State for the purposes of a UK Treaty, (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected, and (c) is entitled to be paid interest free of United Kingdom taxation by virtue of the UK Treaty, subject to the completion of procedural formalities.
“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of any Borrower or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the sum of (i) aggregate Available Amount of all Letters of Credit issued by such Issuing Bank and (ii) the aggregate outstanding principal amount of all Revolving Credit Advances made by each Issuing Bank pursuant to Section 2.4(c) that have not been ratably funded by the Lenders.
“Unpaid Settlement Costs” means Settlement Costs that have not been paid.
“Unused Additional Currency Facility Commitment” means, with respect to any Additional Currency Facility Lender of any Additional Currency Facility at any time, the lesser of

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(a) such Lender’s Additional Currency Facility Commitment at such time under the applicable Additional Currency Facility minus the aggregate principal amount of all Additional Currency Facility Advances made by such Lender and outstanding at such time under the applicable Additional Currency Facility and (b) such Lender’s (or such Lender’s Affiliate’s) Unused Revolving Credit Commitment at such time.
“Unused Australian Commitment” means, with respect to any Australian Lender at any time, the lesser of (a) such Lender’s Australian Commitment at such time minus the aggregate principal amount of all Australian Advances made by such Lender and outstanding at such time and (b) such Lender’s (or such Lender’s Affiliate’s) Unused Revolving Credit Commitment at such time.
“Unused Canadian Commitment” means, with respect to any Canadian Lender at any time, the lesser of (a) such Lender’s Canadian Commitment at such time minus the aggregate principal amount of all Canadian Advances made by such Lender and outstanding at such time and (b) such Lender’s (or such Lender’s Affiliate’s) Unused Revolving Credit Commitment at such time.
“Unused Revolving Credit Commitment” means, with respect to each Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender and not as an Issuing Bank) and outstanding at such time, determined for Advances denominated in any Committed Currency by reference to the Equivalent thereof in US Dollars, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Revolving Credit Advances made by each Issuing Bank pursuant to Section 2.4(c) that have not been ratably funded by such Lender and outstanding at such time, (C) the aggregate principal amount of all Competitive Bid Advances then outstanding, determined for Competitive Bid Advances denominated in any Foreign Currency by reference to the Equivalent thereof in US Dollars and (D) the aggregate principal amount of all Swing Line Advances outstanding at such time plus (iii) in the case of a Revolving Credit Lender that is (or has an Affiliate that is) a Canadian Lender, the aggregate principal amount of all Canadian Advances made by such Lender and outstanding at such time, in each case, determined for Advances denominated in Canadian Dollars by reference to the Equivalent thereof in US Dollars plus (iv) in the case of a Revolving Credit Lender that is (or has an Affiliate that is) an Australian Lender, the aggregate principal amount of all Australian Advances made by such Lender and outstanding at such time, determined for Advances denominated in Australian Dollars by reference to the Equivalent thereof in US Dollars plus (v) in the case of a Revolving Credit Lender that is (or has an Affiliate that is) an Additional Currency Facility Lender, the aggregate principal amount of all Additional Currency Facility Advances made by such Lender and outstanding at such time, determined by reference to the Equivalent thereof in US Dollars plus (vi) in the case of a Revolving Credit Lender that is (or has an Affiliate that is) an Issuing Bank and without duplication of clause (ii)(B) above, the aggregate principal amount of all Revolving Credit Advances made by such Issuing Bank pursuant to Section 2.4(c) that have not been ratably funded by the Revolving Credit Lenders and outstanding at such time plus (vii) in the case of a Revolving Credit Lender that is (or has an Affiliate that is) a Swing Line Bank and without duplication of clause (ii)(D) above, the aggregate principal amount of all Swing Line Advances made by such Swing Line Bank and outstanding at such time, determined by reference to the Equivalent thereof in US Dollars.

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“US Dollars” and “US$” means lawful money of the United States.
“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Company.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” or “¥” means the lawful currency of Japan.
Section 1.2    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant (and any related definition) in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article 5 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders, respectively, provided further that without limitation of the foregoing, all terms of an accounting or financial nature shall be construed without giving effect to any changes to current GAAP accounting for leases of the type described in the FASB Accounting Standards Codification (ASC) 842, Leases, and IASB IFRS 16 Leases issued January 13, 2016. Without limitation of the foregoing, any reference in any definitions to cash charges shall mean charges that are or are expected to be incurred or paid in cash, and any reference to non-cash charges shall mean charges that are not expected to be paid in cash at any time.

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Section 1.3    Additional Committed Currencies. (a) The Company may from time to time request that Eurocurrency Rate Advances be made in a currency other than those specifically listed in the definition of “Committed Currencies;” provided that such requested currency is a lawful currency (other than US Dollars) that is readily available and freely transferable and convertible into US Dollars. Any such request shall be made to the Administrative Agent not later than 11:00 A.M. (New York City time), 10 Business Days prior to the date of the desired Committed Borrowing (or such other time or date as may be agreed by the Administrative Agent). The Administrative Agent shall promptly notify each Lender thereof. Each Lender shall notify the Administrative Agent, not later than 11:00 A.M. (New York City time), five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Advances in such requested currency. Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to make Eurocurrency Rate Advances in such requested currency as a Committed Currency under the Revolving Credit Facility. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Advances in such requested currency, the Administrative Agent shall so notify the Company and such requested currency shall thereupon be deemed for all purposes to be a Committed Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Advances under the Revolving Credit Facility.
(b)    If either (x) the Administrative Agent shall fail to obtain the consent to request for the requested Foreign Currency under clause (a) above or (y) the Company so elects in its sole discretion, the Company may from time to time agree with one or more existing Lenders that such Lenders (or their respective Affiliates) shall commit to make Advances in a Foreign Currency approved by the Administrative Agent acting reasonably, pursuant to a facility under this Agreement comprising commitments from less than all of the Lenders (each, an “Additional Currency Facility”; and the Foreign Currency thereof, an “Additional Currency”). Each Additional Currency Facility shall be evidenced by an addendum hereto (an “Additional Currency Facility Addendum”) in form and substance reasonably satisfactory to the Company, the Lenders (or Affiliates) committing to provide such facility (for any Additional Currency Facility, the “Additional Currency Facility Lenders”) and the Administrative Agent, which Additional Currency Facility Addendum shall set forth in any event the commitment amount of each Additional Currency Facility Lender with respect thereto. Upon execution and delivery of such Additional Currency Facility Addendum by the parties thereto, each Additional Currency Facility Lender referred to therein shall have an Additional Currency Facility Commitment in the requested Additional Currency as set forth therein. Each of the parties hereto agrees that, upon the effectiveness of any Additional Currency Facility Addendum, the Administrative Agent and the Borrowers may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and the terms of the Additional Currency Facility evidenced thereby. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Additional Currency Facility Addendum and shall make available copies of each Additional Currency Facility Addendum to any Lender upon request.
Section 1.4    Other Interpretive Provisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate

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Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
ARTICLE 2
THE CREDITS
Section 2.1    The Committed Advances and Letters of Credit. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to any Borrower from time to time on any Business Day during the period from the Restatement Date until the Termination Date in an amount (based in respect of any Revolving Credit Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in US Dollars determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) not to exceed such Lender’s Unused Revolving Credit Commitment. Each Revolving Credit Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Unused Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, any Borrower may borrow under this Section 2.1(a), prepay pursuant to Section 2.11 and reborrow under this Section 2.1(a). Notwithstanding the foregoing, neither any Canadian Borrower nor any Australian Borrower may borrow under this Section 2.1(a).
(a)    Canadian Advances. Each Canadian Lender severally agrees, on the terms and conditions hereinafter set forth, to make Canadian Prime Rate Advances in Canadian Dollars and Base Rate Advances or Eurocurrency Rate Advances in US Dollars to any Canadian Borrower from time to time on any Business Day during the period from the Restatement Date until the Termination Date in an amount for each such Advance (determined by reference to the Equivalent thereof in Canadian Dollars on the Business Day such Advance is made) not to exceed such Lender’s Unused Canadian Commitment at such time. Each Canadian Borrowing under this Section 2.1(b) shall be in an aggregate amount of not less than CN$10,000,000 or US$10,000,000, as the case may be, or an integral multiple of CN$1,000,000 or US$1,000,000, as the case may be, in excess thereof and shall consist of Canadian Advances made on the same day and of the same Type by the Canadian Lenders ratably according to their respective Canadian Commitments. Within the limits of each Canadian Lender’s Unused Canadian Commitment in effect from time to time, the Canadian Borrowers may borrow under this Section 2.1(b), prepay pursuant to Section 2.11 and reborrow under this Section 2.1(b).
(b)    Australian Advances. Each Australian Lender severally agrees, on the terms and conditions hereinafter set forth, to make Bank Bill Rate Advances in Australian Dollars and Eurocurrency Rate Advances in US Dollars to any Australian Borrower from time to time on any Business Day during the period from the Restatement Date until the Termination Date in an amount (based in respect of any Australian Advances to be denominated in Australian Dollars by reference to the Equivalent thereof in US Dollars determined on the date of delivery of the applicable Notice of Australian Borrowing) not to exceed such Lender’s Unused Australian Commitment. Each Australian Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of

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Australian Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Unused Australian Commitments. Within the limits of each Lender’s Australian Commitment, any Australian Borrower may borrow under this Section 2.1(c), prepay pursuant to Section 2.11 and reborrow under this Section 2.1(c).
(c)    Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue standby letters of credit (each, a “Letter of Credit”) denominated in US Dollars for the account of any Borrower and its specified Subsidiaries from time to time on any Business Day during the period from the Restatement Date until 30 days before the Termination Date in an Available Amount not to exceed (i) for all Letters of Credit issued by all of the Issuing Banks, the Letter of Credit Facility at such time and (ii) for the proposed Letter of Credit to be issued by such Issuing Bank, (x) such Issuing Bank’s Letter of Credit Commitment at such time, (y) such Issuing Bank’s (or its Affiliate’s) Unused Revolving Credit Commitment and (z) the Unused Revolving Credit Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than 10 Business Days before the Termination Date, provided that no Letter of Credit may expire after the Termination Date of any Non-Consenting Lender if, after giving effect to such Letter of Credit, the aggregate Revolving Credit Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Termination Date would be less than the Available Amount of the Letters of Credit expiring after such Termination Date. Within the limits referred to above, the Borrowers may from time to time request the Issuance of Letters of Credit under this Section 2.1(d). Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
(d)    The Swing Line Advances. Each Swing Line Bank agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances denominated in US Dollars (in the case of each Swing Line Bank) or Euro (in the case of Citibank, N.A.) to any Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date (i) in an aggregate amount (based in respect of any Swing Line Advances to be denominated in Euro by reference to the Equivalent thereof in US Dollars determined on the date of delivery of the applicable Notice of Swing Line Borrowing) not to exceed at any time outstanding $750,000,000 (the “Swing Line Facility”) and (ii) in an amount (based in respect of any Swing Line Advances to be denominated in Euro by reference to the Equivalent thereof in US Dollars determined on the date of delivery of the applicable Notice of Swing Line Borrowing) for each such Advance not to exceed (unless waived by the Administrative Agent and the applicable Swing Line Bank) (x) the unused Swing Line Commitment of the applicable Swing Line Bank, (y) the Unused Revolving Credit Commitment of the applicable Swing Line Bank (or its Affiliate) and (z) the Unused Revolving Credit Commitments of the Lenders on such Business Day. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $5,000,000 or €5,000,000 as applicable, or an integral multiple of $1,000,000 or €1,000,000, as applicable, in excess thereof. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrowers may borrow under this Section 2.01(e), prepay

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pursuant to Section 2.11 and reborrow under this Section 2.1(e), provided, that no Borrower shall use the proceeds of any Swing Line Advance to refinance any outstanding Swing Line Advance. Notwithstanding the foregoing, neither any Canadian Borrower nor any Australian Borrower may borrow under this Section 2.1(e).
(e)    Additional Currency Facility Advances. Each Additional Currency Facility Lender under an Additional Currency Facility severally agrees, on the terms and conditions set forth hereinafter and in the applicable Additional Currency Facility Addendum to which such Lender is a party, to make Additional Currency Facility Advances in the applicable Additional Currency from time to time on any Business Day during the period from the Restatement Date until the Termination Date in an amount for each such Advance (determined by reference to the Equivalent thereof in the applicable Additional Currency on the Business Day such Advance is made) not to exceed such Lender’s Unused Additional Currency Facility Commitment at such time. Within the limits of each Additional Currency Facility Lender’s applicable Unused Additional Currency Facility Commitment in effect from time to time, the Borrowers may borrow under this Section 2.1(f), prepay pursuant to Section 2.11 and reborrow under this Section 2.1(f).
Section 2.2    Making the Committed Advances. (a) (i) Revolving Credit Borrowings. Except as otherwise provided in Section 2.4(c), each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in US Dollars, (y) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, or (z) 1:00 P.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by any Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested (A) date of such Revolving Credit Borrowing, (B) Type of Advances comprising such Revolving Credit Borrowing, (C) aggregate amount of such Revolving Credit Borrowing, and (D) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Revolving Credit Advance. Each Lender shall, before 3:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Advances denominated in US Dollars, and before 3:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower requesting the Revolving Credit Borrowing at the Administrative Agent’s address referred to in Section 10.2 or at the applicable Payment Office, as the case may be; provided, however, that, if such Borrowing is denominated in US Dollars or Euro, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances made to such Borrower in such currency by each Swing Line Bank and by any

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other Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to such Swing Line Bank and such other Lenders for repayment of such Swing Line Advances.
(i)    Canadian Borrowings. Each Canadian Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed Canadian Borrowing in the case of a Canadian Borrowing consisting of Eurocurrency Rate Advances denominated in US Dollars and (y) 9:30 A.M. (Toronto time) on the Business Day prior to the date of the proposed Canadian Borrowing in the case of a Canadian Borrowing consisting of Canadian Prime Rate Advances or Base Rate Advances, by any Canadian Borrower to the Administrative Agent, which shall give to each Canadian Lender prompt notice thereof by telecopier not later than 10:00 A.M. (Toronto Time) on such date. Each such notice of a Canadian Borrowing (a “Notice of Canadian Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B-2 hereto, specifying therein the requested (A) date of such Canadian Borrowing, (B) Type of Canadian Advances comprising such Canadian Borrowing, (C) aggregate amount of such Canadian Borrowing, and (D) in the case of a Canadian Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period for each such Canadian Advance. Each Canadian Lender shall, before 1:00 P.M. (Toronto time) on the date of such Canadian Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Canadian Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Canadian Borrower at the Administrative Agent’s address referred to in Section 10.1 or at the applicable Payment Office, as the case be.
(ii)    [Reserved].
(iii)    Australian Borrowings. Each Australian Borrowing shall be made on notice, given not later than (x) 4:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Australian Borrowing in the case of an Australian Borrowing consisting of Eurocurrency Rate Advances denominated in US Dollars or (y) 10:00 A.M. (Sydney time) on the second Business Day prior to the date of the proposed Australian Borrowing consisting of Bank Bill Rate Advances, by any Australian Borrower to the Administrative Agent (and, in the case of an Australian Borrowing denominated in Australian Dollars, simultaneously to the Australian Sub-Agent), which shall give to each Australian Lender prompt notice thereof by telecopier. Each such notice of an Australian Borrowing (a “Notice of Australian Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B-3 hereto, specifying therein the requested (A) date of such Australian Borrowing, (B) Type of Advances comprising such Australian Borrowing, (C) aggregate amount of such Australian Borrowing, (D) in the case of an Australian Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period for each such Australian Advance, and (E) in the case of an Australian Borrowing consisting of Bank Bill Rate Advances, initial Australian Interest Rate Period. Each Lender shall, (1) before 1:00 P.M. (New York City time) on the date of such Australian Borrowing, in the case of an Australian Borrowing consisting of Advances denominated in US Dollars, and (2) before 11:00 A.M.

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(Sydney time) on the date of such Australian Borrowing, in the case of an Australian Borrowing denominated in Australian Dollars, make available for the account of its Applicable Lending Office to the Administrative Agent, or to the Australian Sub-Agent in the case of an Australian Borrowing denominated in Australian Dollars, at the applicable Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Australian Borrowing. After the receipt by the Administrative Agent, or the Australian Sub-Agent, as the case may be, of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent or the Australian Sub-Agent, as the case may be, will make such funds available to the Australian Borrower requesting the Australian Borrowing at the Administrative Agent’s address or the Australian Sub-Agent’s address, as the case may be, referred to in Section 10.1 or at the applicable Payment Office, as the case may be.
(iv)    Swing Line Borrowings. (A) Each Swing Line Borrowing shall be made on notice, given not later than (x) in the case of Swing Line Borrowings denominated in US Dollars, 3:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing by the applicable Borrower to any applicable Swing Line Bank and the Administrative Agent or (y) in the case of Swing Line Borrowings denominated in Euro, 5:00 P.M. (London time) on the Business Day immediately prior to the date of the proposed Swing Line Borrowing by the applicable Borrower to any applicable Swing Line Bank and the Administrative Agent, of which the Administrative Agent shall give prompt notice to the Lenders. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed at once in writing, or telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount and currency of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the tenth Business Day after the requested date of such Borrowing). Each Swing Line Advance shall be a Base Rate Advance, if denominated in US Dollars, or an Overnight LIBO Rate Advance, if denominated in Euro. The applicable Swing Line Bank shall, before 5:00 P.M. (New York City time), in the case of Swing Line Advances denominated in US Dollars, and before 3:45 P.M. (London time), in the case of Swing Line Advances denominated in Euro, on the date of such Swing Line Borrowing, make such Swing Line Borrowing available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower at the Administrative Agent’s address referred to in Section 10.2.
(B)    Upon written demand by any Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Lender will purchase from the Swing Line Bank, and such Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Ratable Share of any outstanding Swing Line Advance made by such Swing Line Bank, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. Each Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Ratable Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the applicable Swing

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Line Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Each Lender acknowledges and agrees that its obligation to purchase its Ratable Share of Swing Line Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Upon any such assignment by a Swing Line Bank to any other Lender of a portion of a Swing Line Advance, such Swing Line Bank represents and warrants to such other Lender that such Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, this Agreement, the Notes or the Borrowers. If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such Lender is required to have made such amount available to the Administrative Agent until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the applicable Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by such Swing Line Bank shall be reduced by such amount on such Business Day.
(v)    Additional Currency Facility Borrowings. Each Additional Currency Facility Borrowing shall be made in accordance with terms and conditions set forth in the applicable Additional Currency Facility Addendum.
(b)    Anything in subsection (a) above to the contrary notwithstanding, the Borrowers may not select Eurocurrency Rate Advances for any Committed Borrowing if the aggregate amount of such Committed Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.9, 8.1 or 8.2.
(c)    Each Notice of Revolving Credit Borrowing, Notice of Canadian Borrowing and Notice of Australian Borrowing shall be irrevocable and binding on the Borrower requesting such Borrowing.
(d)    Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Committed Borrowing in accordance with subsection (a) of this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower requesting such Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion

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available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Committed Advances comprising such Committed Borrowing and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in US Dollars or (B) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Committed Advance as part of such Committed Borrowing for purposes of this Agreement.
(e)    The failure of any Lender to make the Committed Advance to be made by it as part of any Committed Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Committed Advance on the date of such Committed Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Committed Advance to be made by such other Lender on the date of any Committed Borrowing.
(f)    If the respective Unused Revolving Credit Commitments of the Revolving Credit Lenders on the first day of an Interest Period for any Revolving Credit Borrowing are different from the respective Unused Revolving Credit Commitments of the Revolving Credit Lenders on the last day of such Interest Period (in each case determined without giving effect to clauses (b)(vi) and (b)(vii) of the definition of Unused Revolving Credit Commitments), the Administrative Agent shall so notify the Revolving Credit Lenders and the respective Revolving Credit Advances shall be reallocated among the Revolving Credit Lenders so that, after giving effect to such reallocation, the Revolving Credit Advances comprising such Revolving Credit Borrowing and continuing into the subsequent Interest Period are funded by the Lenders ratably according to their respective Unused Revolving Credit Commitments on such last day. Each Revolving Credit Lender agrees that the conditions precedent set forth in Section 3.3 shall not apply to any additional amounts required to be funded by such Lender pursuant to this Section 2.2(f).
Section 2.3    The Competitive Bid Advances. (a) Each Lender severally agrees that the Borrowers may make Competitive Bid Borrowings under this Section 2.3 from time to time on any Business Day during the period from the Restatement Date until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, each Competitive Bid Borrowing (based in respect of any Advance denominated in a Foreign Currency or the Equivalent in US Dollars at the time such Competitive Bid Borrowing is requested) shall not exceed the aggregate amount of the Unused Revolving Credit Commitments of the Lenders (before giving effect to such Competitive Bid Borrowing).
(i)    Any Borrower may request a Competitive Bid Borrowing under this Section 2.3 by delivering to the Administrative Agent, by telecopier, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit B-4 hereto, specifying therein the requested (A) date of such proposed Competitive Bid Borrowing, (B) aggregate amount of such proposed Competitive Bid Borrowing, (C) interest rate basis and day count convention to be offered by the Lenders, (D) currency of such proposed Competitive Bid Borrowing, (E) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest

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Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances or Local Rate Advances, maturity date for repayment of each Fixed Rate Advance or Local Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring seven days after the date of such Competitive Bid Borrowing or later than the Termination Date), (F) interest payment date or dates relating thereto, (G) location of such Borrower’s account to which funds are to be advanced and (H) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than (w) 10:00 A.M. (New York City time) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as “Fixed Rate Advances”) and that the Advances comprising such proposed Competitive Bid Borrowing shall be denominated in US Dollars, (x) 10:00 A.M. (New York City time) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances denominated in US Dollars, (y) 10:00 A.M. (London time) at least two Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the Advances comprising such proposed Competitive Bid Borrowing shall be either Fixed Rate Advances denominated in any Foreign Currency or Local Rate Advances denominated in any Foreign Currency and (z) 10:00 A.M. (London time) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances denominated in any Foreign Currency. Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the Borrower delivering such notice. The Administrative Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from such Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.
(ii)    Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the applicable Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to such Borrower), (A) before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances denominated in US Dollars, (B) before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, denominated in US Dollars, (C) before 12:00 noon (London time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of either Fixed Rate Advances denominated in any Foreign Currency or Local Rate Advances denominated in any Foreign Currency and (D) before 12:00 noon (London time) on the third Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in any Foreign Currency, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed

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Competitive Bid Borrowing (which amounts or the Equivalent thereof in US Dollars, as the case may be, of such proposed Competitive Bid may, subject to the proviso to the first sentence of this Section 2.3(a), exceed such Lender’s Commitment, if any), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the applicable Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders. Any Lender that fails to notify the Administrative Agent in accordance with this subsection (ii) shall be deemed to have elected not to make such an offer and shall not make any Competitive Bid Advance as part of such Competitive Bid Borrowing.
(iii)    The Borrower requesting such Competitive Bid Borrowing shall, in turn, (A) before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances denominated in US Dollars, (B) before 11:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in US Dollars, (C) before 3:00 P.M. (London time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of either Fixed Rate Advances denominated in any Foreign Currency or Local Rate Advances denominated in any Foreign Currency and (D) before 3:00 P.M. (London time) on the third Business Day prior to the date of such Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in any Foreign Currency, either:
(x)    cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to that effect, or
(y)    accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Administrative Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to such Borrower by the Administrative Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Administrative Agent notice to that effect. The Borrower requesting such Competitive Bid Borrowing shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.
(iv)    If the Borrower requesting such Competitive Bid Borrowing notifies the Administrative Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Administrative Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

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(v)    If the Borrower requesting such Competitive Bid Borrowing accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Administrative Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by such Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time), in the case of Competitive Bid Advances to be denominated in US Dollars or 11:00 A.M. (London time), in the case of Competitive Bid Advances to be denominated in any Foreign Currency, on the date of such Competitive Bid Borrowing specified in the notice received from the Administrative Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Administrative Agent be pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent (x) in the case of a Competitive Bid Borrowing denominated in US Dollars, at the address of the Administrative Agent referred to in Section 10.1, in same day funds, such Lender’s portion of such Competitive Bid Borrowing in US Dollars and (y) in the case of a Competitive Bid Borrowing in a Foreign Currency, at the Payment Office for such Foreign Currency as shall have been notified by the Administrative Agent to the Lenders prior thereto, in same day funds, such Lender’s portion of such Competitive Bid Borrowing in such Foreign Currency. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to such Borrower at the location specified by the applicable Borrower in its Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing the Administrative Agent will notify each Lender of the amount and tenor of the Competitive Bid Borrowing.
(vi)    If the Borrower requesting such Competitive Bid Borrowing notifies the Administrative Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on such Borrower.
(b)    Each Competitive Bid Borrowing shall be in an aggregate amount of US$10,000,000 (or the Equivalent thereof in any Foreign Currency, determined as of the time of the applicable Notice of Competitive Bid Borrowing) or an integral multiple of US$1,000,000 (or the Equivalent thereof in any Foreign Currency, determined as of the time of the applicable Notice of Competitive Bid Borrowing) in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrowers shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.
(c)    Within the limits and on the conditions set forth in this Section 2.3, the Borrowers may from time to time borrow under this Section 2.3, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.3, provided that a Competitive Bid

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Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.
(d)    The Borrower requesting such Competitive Bid Borrowing shall repay to the Administrative Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by such Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. No Borrower shall have any right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the applicable Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.
(e)    Each Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance made to it from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. The applicable Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender at the Default Rate as provided in Section 2.8(b).
(f)    The indebtedness of each Borrower resulting from each Competitive Bid Advance made to such Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of such Borrower payable to the order of the Lender making such Competitive Bid Advance.
Section 2.4    Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, with a copy to the Administrative Agent, and such Issuing Bank shall give the Administrative Agent, prompt notice thereof. Each such notice by a Borrower of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier, confirmed immediately in writing, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit. Such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit used by such Issuing Bank (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), unless such Issuing Bank has received written notice from any Lender or the Administrative Agent, at least one Business Day prior to the requested date of issuance or amendment for the applicable Letter of Credit, that one or more of the applicable conditions set forth in Section 3.3 shall not

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then be satisfied, such Issuing Bank will issue the Letter of Credit in accordance with such Issuing Bank’s usual and customary business practices. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable Issuing Bank.
(a)    Letter of Credit Commitment. No Issuing Bank shall be under any obligation to issue any Letter of Credit if any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally.
(b)    Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to such Borrower for any reason, which amount will be advanced, and deemed to be a Revolving Credit Advance to such Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.3. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.15, an assignment in accordance with Section 10.6 or otherwise pursuant to this Agreement.
(c)    Drawing and Reimbursement. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under a Letter of Credit issued by an Issuing Bank, such Issuing Bank will notify the applicable Borrower and the Administrative Agent thereof. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the applicable Borrower on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Advance, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Revolving Credit Commitment. If the applicable Borrower fails to so reimburse the Issuing Bank by such time, the Administrative

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Agent shall promptly notify each Lender and each Lender shall pay to the Administrative Agent such Lender’s Ratable Share of such outstanding Revolving Credit Advance pursuant to Section 2.4(b). Each Lender acknowledges and agrees that its obligation to make Revolving Credit Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Revolving Credit Advance on (i) the Business Day on which demand therefor is made, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Revolving Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.
(d)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of a Borrower, such Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(e)    Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Administrative Agent and each Lender (with a copy to the Company) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Administrative Agent and each Lender (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.
(f)    Failure to Make Advances. The failure of any Lender to make the Revolving Credit Advance to be made by it on the date specified in Section 2.3(c) shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on such date.
(g)    Applicability of ISP.   Except as expressly provided in this Agreement or as otherwise expressly agreed by the applicable Issuing Bank and the applicable Borrower

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when a Letter of Credit is issued, the rules of the ISP shall apply to such Letter of Credit. “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
Section 2.5    Commitment Fees; Letter of Credit Fees. (a) The Company hereby promises to pay to the Administrative Agent for account of each Lender a commitment fee at the Commitment Fee Rate (determined daily in accordance with the Pricing Schedule). Such commitment fee shall accrue for each Lender from and including the Restatement Date to but excluding the date of termination of the Revolving Credit Commitments in their entirety, on the daily amount of such Lender’s Unused Revolving Credit Commitment; provided that no Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender). Accrued commitment fees under this Section shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 and on the date of termination of the Revolving Credit Commitments in their entirety.
(a)    Letter of Credit Fees. (i) Each Borrower shall pay to the Administrative Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued for the account of such Borrower and outstanding from time to time at a rate per annum equal to the Eurocurrency Margin determined on the first Business Day of such calendar quarter (or shorter period commencing on the Restatement Date and ending on the last day of the calendar quarter in which the Restatement Date occurs), payable quarterly in arrears on each March 31, June 30, September 30 and December 31 and on the Termination Date.
(i)    Each Borrower shall pay to each Issuing Bank, for its own account, a fronting fee and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as such Borrower and such Issuing Bank shall agree.
(b)    Anything in this Agreement to the contrary notwithstanding, a Defaulting Lender shall not be entitled to any fees accruing pursuant to Sections 2.5(a) and 2.5(b)(i) during the period such Lender is a Defaulting Lender (without prejudice to the rights of the Lenders other than such Lender in respect of such fees), and in the case of Section 2.5(b)(i) such fees will instead accrue for the benefit of and be payable to other Lenders and/or the relevant Issuing Bank in accordance with Section 2.19(a)(iii) and 2.19(a)(iv) (and the payment provisions of this Agreement will automatically be deemed adjusted to reflect the provisions of this Section 2.5(c)).
Section 2.6    Termination or Reduction of the Commitments. The Company shall have the right, upon at least three Business Days’ notice to the Administrative Agent (who shall promptly notify the Lenders upon receipt of such notice), to terminate in whole or permanently reduce ratably in part the Unused Revolving Credit Commitments, Unused Canadian Commitments, Unused Australian Commitments, Unused Additional Currency Facility Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided that each partial reduction of any Facility shall be in the aggregate amount of US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof.

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Section 2.7    Repayment of Committed Advances and Letter of Credit Drawings. (a) Revolving Credit Advances. Each Borrower shall repay to the Administrative Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Revolving Credit Advances made to it by such Lender and then outstanding.
(a)    Canadian Advances. Each Canadian Borrower agrees to repay to the Administrative Agent for the ratable account of each Canadian Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Canadian Advances made to it and then outstanding.
(b)    Australian Advances. Each Australian Borrower agrees to repay to the Administrative Agent for the ratable account of each Australian Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Australian Advances made to it and then outstanding.
(c)    Letter of Credit Drawings. The obligations of each Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of such Borrower shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by such Borrower is without prejudice to, and does not constitute a waiver of, any rights (including, without limitation, the right to assert any claim by separate suit or compulsory counterclaim) such Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by such Borrower thereof):
(i)    any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
(ii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of such Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
(iii)    the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
(iv)    any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)    payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

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(vi)    any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of such Borrower in respect of the L/C Related Documents; or
(vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower or a guarantor.
(d)    Swing Line Advances. Each Borrower shall repay to the Administrative Agent for the ratable account of each Swing Line Bank and each other Lender which has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made to it by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than ten Business Days after the requested date of such Borrowing) and the Termination Date.
(e)    Additional Currency Facility Advances. Each Borrower agrees to repay to the Administrative Agent for the ratable account of each Additional Currency Facility Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Additional Currency Facility Advances made to it and then outstanding.
Section 2.8    Interest on Committed Advances. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Committed Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Advances. During such periods as such Committed Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Base Rate Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii)    Canadian Prime Rate Advances. For each Canadian Prime Rate Advance, a rate per annum equal at all times to the sum of (x) the Canadian Prime Rate in effect from time to time plus (y) the Canadian Prime Rate Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Canadian Prime Rate Advance shall be paid in full.
(iii)    Eurocurrency Rate Advances. During such periods as such Committed Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Committed Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Committed Advance plus (y) the applicable Eurocurrency Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

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(iv)    Bank Bill Rate Advances. For each Bank Bill Rate Advance, a rate per annum equal at all times during each Australian Interest Period to the sum of (x) the Bank Bill Rate in effect for such Australian Interest Period plus (y) the applicable Bank Bill Rate Margin, payable in arrears on the last day of such Australian Interest Period and on the date such Bank Bill Rate Advance shall be paid in full.
(v)    Overnight LIBO Rate Advances. For each Overnight LIBO Rate Advance, a rate per annum equal at all times to the sum of (x) the Overnight LIBO Rate in effect from time to time plus (y) the Base Rate Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Overnight LIBO Rate Advance shall be paid in full.
(b)    Default Interest. Notwithstanding the foregoing, each Borrower hereby promises to pay to the Administrative Agent for account of each Lender interest at the applicable Default Rate on any principal of any Advance of such Lender, and on any other amount payable by such Borrower hereunder or under the Notes held by such Lender to or for account of such Lender, which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest payable at the Default Rate shall be payable from time to time on demand.
Section 2.9    Interest Rate Determination. (a) Each Reference Bank agrees, if requested by the Administrative Agent, to furnish to the Administrative Agent timely information for the purpose of determining EONIA, the EURIBO Rate, the Eurocurrency Rate and the LIBO Rate. If at any time there are more than three Reference Banks and any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining three Reference Banks. The Administrative Agent shall give prompt notice to the applicable Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.8(a); provided that the Administrative Agent shall not disclose to any Borrower an individual Reference Bank’s reference rate or the identity of the Reference Bank providing such rate in the event a Reference Bank quote is necessary.
(a)    If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1, the Administrative Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, continue with an Interest Period of one month.
(b)    Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in US Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in any Committed Currency, be exchanged for an Equivalent amount of US Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended; provided that the applicable Borrower may elect, by notice to the Administrative Agent and the Lenders within one Business Day of such Event of Default, to continue such Advances in such

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Committed Currency, whereupon the Administrative Agent may require that each Interest Period relating to such Eurocurrency Rate Advances shall bear interest at the Overnight Eurocurrency Rate for a period of three Business Days and thereafter, each such Interest Period shall have a duration of not longer than one month. “Overnight Eurocurrency Rate” means, in the case of Advances denominated in a Committed Currency other than Euro, the rate appearing on applicable Bloomberg screen as LIBOR for deposits in the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the such day for a term of one Business Day, or in the case of Advances denominated in Euro, EONIA.
(c)    If EONIA, the applicable Bloomberg screen is unavailable and fewer than three Reference Banks furnish timely information to the Administrative Agent for determining EONIA, the EURIBO Rate, the Eurocurrency Rate or the LIBO Rate for any Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be, after the Administrative Agent has requested such information,
(i)    the Administrative Agent shall forthwith notify the applicable Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be,
(ii)    with respect to Eurocurrency Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in US Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be prepaid by the applicable Borrower or be automatically exchanged for an Equivalent amount of US Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
(iii)    the obligation of the Lenders to make Eurocurrency Rate Advances or LIBO Rate Advances or to Convert Committed Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.
(d)    Interest Act (Canada). With respect to Advances made to a Canadian Borrower, whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.
(e)    Nominal Rates; No Deemed Reinvestment. With respect to Advances made to a Canadian Borrower, the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.
(f)    Interest Paid by a Canadian Borrower. Notwithstanding any provision of this Agreement, in no event shall the aggregate “interest” (as defined in Section 347 of the

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Criminal Code (Canada)) payable by a Canadian Borrower under this Agreement exceed the effective annual rate of interest on the “credit advanced” (as defined in the Section) under this Agreement lawfully permitted by that Section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that Section) is determined to be contrary to the provisions of that Section, such payment, collection or demand shall be deemed to have been made by mutual mistake of a Canadian Borrower and the Canadian Lenders and the amount of such payment or collection shall be refunded to such Canadian Borrower. For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Canadian Lenders will be prima facie evidence of such rate.
(g)    Interest on Bank Bill Rate Advances. With respect to Bank Bill Rate Advances made to an Australian Borrower, the rate of interest shall be calculated on actual days elapsed and a year of 365 or 366 days, as the case may be.
(h)    Successor LIBOR. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Company) that the Required Lenders have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because LIBOR is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the supervisor for the administrator of LIBOR or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Company may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and, notwithstanding anything to the contrary in Section 10.2, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent notice that such Required Lenders do not accept such amendment.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain Eurocurrency Rate Advances or LIBO Rate Advances shall be suspended, (to the extent of the affected Eurocurrency Rate

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Advances, LIBO Rate Advances or Interest Periods). Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Advances or LIBO Rate Advances (to the extent of the affected Eurocurrency Rate Advances, LIBO Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein (or, in the case of a request for a Borrowing denominated in a Committed Currency, the Equivalent amount of US Dollars of the amount specified therein).
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Company).
Section 2.10    Optional Conversion of Committed Advances. The Borrower of any Committed Advance may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.9, 8.1 and 8.2, Convert all or a portion of the Committed Advances of one Type comprising the same Borrowing under a Facility into Committed Advances under such Facility denominated in the same currency of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, and any Conversion of Base Rate Advances or Canadian Prime Rate Advance, as the case may be, into Eurocurrency Rate Advances, shall be in an amount not less than the minimum amount specified in Section 2.2(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Committed Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.
Section 2.11    Prepayments of Advances. (a) Optional. Each Borrower may, upon notice at least three Business Days prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, at least two Business Days prior to the date of such prepayment, in the case of Bank Bill Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances or Canadian Prime Rate Advances, to the Administrative Agent or to the Australian Sub-Agent, in the case of Australian Advances denominated in Australian Dollars, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Committed Advances comprising part of the same Committed Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Committed Advances shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof, (y) in the event of any such prepayment of a Eurocurrency Rate Advance, such Borrower shall be obligated to reimburse the

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Lenders in respect thereof pursuant to Section 2.18 and (z) each partial prepayment of Swing Line Advances shall be in an aggregate principal amount of not less than $1,000,000 or €1,000,000, as applicable.
(a)    Mandatory. (i) If, on any date, the Administrative Agent notifies the Company that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in US Dollars plus the aggregate Available Amount of all Letters of Credit then outstanding (net of any cash collateral provided by the Borrowers in accordance with Section 2.19(a)) plus (B) the Equivalent in US Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Foreign Currencies then outstanding exceeds 105% of the aggregate Revolving Credit Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within three Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Committed Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that if the aggregate principal amount of Base Rate Advances or Canadian Prime Rate Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of Base Rate Advances and Canadian Prime Rate Advances then outstanding shall be deferred until the earliest to occur of the last day of the Interest Period of the outstanding Eurocurrency Rate Advances or the outstanding LIBO Rate Advances and/or the maturity date of the outstanding Fixed Rate Advances, as the case may be, in an aggregate amount equal to the excess of such required prepayment. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Borrowers and the Lenders, and shall provide prompt notice to the Borrowers of any such notice of required prepayment received by it from any Lender.
Each prepayment made pursuant to this Section 2.11(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance, a LIBO Rate Advance or a Local Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the applicable Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 2.18. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Company and the Lenders.
Section 2.12    General Provisions as to Payments. (a)  Each Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Foreign Currency), irrespective of any right of counterclaim or set-off, not later than 12:00 Noon (New York City time) on the day when due in US Dollars to the Administrative Agent at the applicable Administrative Agent’s Account in same day funds. Each Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Foreign Currency, irrespective of any right of counterclaim or set-off, not later than 12:00 Noon (at the Payment Office for such Foreign Currency) on the day when due in such Foreign Currency to the Administrative Agent or the Australian Sub-Agent, by deposit of such funds to the applicable Administrative Agent’s (or Australian Sub-Agent’s) Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees

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or commissions ratably (other than amounts payable pursuant to Section 2.3, 2.5(b), 2.18, 8.3, 8.4 or 10.3) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.15 or an extension of the Termination Date pursuant to Section 2.16, and upon the Administrative Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein, from and after the applicable Increase Date or Extension Date, as the case may be, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein pursuant to Section 10.6(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(a)    All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Canadian Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days and computations in respect of Competitive Bid Advances shall be made by the Administrative Agent as specified in the applicable Notice of Competitive Bid Borrowing (or, in each case of Advances denominated in Foreign Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fees or commissions, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(c)    Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such

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amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at (i) the Federal Funds Rate in the case of Advances denominated in US Dollars or (ii) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Foreign Currencies.
(d)    To the extent that the Administrative Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Administrative Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.12, the Administrative Agent shall be entitled to convert or exchange such funds into US Dollars or into a Foreign Currency or from US Dollars to a Foreign Currency or from a Foreign Currency to US Dollars, as the case may be, to the extent necessary to enable the Administrative Agent to distribute such funds in accordance with the terms of this Section 2.12; provided that each Borrower and each of the Lenders hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.12(e) or as a result of the failure of the Administrative Agent to effect any such conversion or exchange; and provided further that the Borrowers agree to indemnify the Administrative Agent and each Lender, and hold the Administrative Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Administrative Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.12(e).
Section 2.13    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Committed Advances owing to it (other than (x) as payment of a Revolving Credit Advance made by an Issuing Bank pursuant to the first sentence of Section 2.4(c), as payment of a Swing Line Advance pursuant to Section 2.2(a)(v), (y) pursuant to Section 2.18, 8.3, 8.4 or 10.3 or (z) as consideration for an assignment or participation in accordance with Section 10.6) in excess of its Ratable Share of payments on account of the Committed Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Committed Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, and provided further that, so long as the Advances shall not have become due and payable pursuant to Section 6.01, any excess payment received by any Lender under a Facility shall be shared on a pro rata basis only with other Lenders that have Commitments or Advances under such Facility. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

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Section 2.14    Evidence of Debt. (a)     Each Lender may, by notice to the Borrowers and the Administrative Agent, request that its Commitments or its Committed Advances be evidenced by a promissory note forms of which are attached hereto as Exhibits F-1, F-2 and F-3 or as an exhibit to the applicable Additional Currency Facility Addendum, in an amount equal to its Commitments, as the case may be. In such event, each Borrower, at its costs, shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Committed Advances evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). Each such promissory note shall be in form and substance reasonably satisfactory to the requesting Lender, the applicable Borrower and the Administrative Agent. Each reference in this Agreement to the “Note” of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Advance made hereunder and the type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Advances in accordance with the terms of this Agreement.
Section 2.15    Increase in the Aggregate Commitments. At any time prior to the Termination Date (but not more than once in any calendar quarter), if no Default shall have occurred and be continuing at such time, the Company may, if it so elects, increase the aggregate amount of the Revolving Credit Commitments (each, a “Commitment Increase”), either by designating a Person not theretofore a Lender and acceptable to the Administrative Agent, each Issuing Bank and each Swing Line Bank (such acceptance not to be unreasonably withheld) (each such Person, an “Assuming Lender”) to become a Lender (provided that such new Lender accepts a Revolving Credit Commitment of not less than US$5,000,000) or by agreeing with an existing Lender that such Lender’s Revolving Credit Commitment shall be increased (each such Lender, an “Increasing Lender”). Upon execution and delivery by the Borrowers and each Increasing Lender or Assuming Lender of an instrument of assumption in form and amount reasonably satisfactory to the Administrative Agent, each Issuing Bank and each Swing Line Bank (each an “Assumption Agreement”), such Increasing Lender shall have a Revolving Credit Commitment as therein set forth or such Assuming Lender shall become a Lender with a Revolving Credit Commitment as therein set forth and all the rights and

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obligations of a Lender with a Revolving Credit Commitment hereunder; provided that (i) the Company shall provide prompt notice of such increase to the Administrative Agent, which shall promptly notify the other Lenders, (ii) the aggregate amount of each such increase which is effective on any day shall be at least US$25,000,000 or an integral multiple thereof, (iii) the aggregate amount of the Commitments shall at no time exceed US$2,300,000,000 and (iv) the Administrative Agent shall have received on or before such date (A) certified copies of resolutions of the Board of Directors of the Company evidencing the ability of the Company to effect the Commitment Increase (B) an opinion of counsel for the Company (which may be in-house counsel), in substantially the form of Exhibit C hereto with such modifications as are reasonably acceptable to the Required Lenders.
Upon any increase in the aggregate amount of the Revolving Credit Commitments pursuant to this Section 2.15, within five Business Days in the case of the Base Rate Advances outstanding, and at the end of the then current Interest Period with respect thereto in the case of the Advances comprising each Eurocurrency Rate Borrowing then outstanding (but in any event within 45 days), the respective Revolving Credit Advances shall be reallocated among the Revolving Credit Lenders so that, after giving effect to such reallocation, the Revolving Credit Advances comprising each Revolving Credit Borrowing and continuing into the subsequent Interest Period are funded by the Lenders ratably according to their respective Unused Revolving Credit Commitments on such day. Each Revolving Credit Lender (x) agrees that the conditions precedent set forth in Section 3.3 shall not apply to any additional amounts required to be funded by such Lender pursuant to this Section 2.15 and (y) waives any amounts otherwise payable by any Borrower under Section 2.18 in the event of a reallocation of Revolving Credit Advances pursuant to this Section 2.15 other than on the last day of an Interest Period.
At any time prior to the Termination Date (but not more than once in any calendar quarter), if no Default shall have occurred and be continuing at such time, the Company may, if it so elects, increase the aggregate amount of the Australian Commitments, either by designating a consenting Lender not theretofore an Australian Lender and acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld) to become an Australian Lender (an “Assuming Australian Lender”) (provided that such new Australian Lender accepts an Australian Commitment of not less than US$2,500,000) or by agreeing with an existing Australian Lender that such Lender’s Australian Commitment shall be increased (an “Increasing Australian Lender”). Upon execution and delivery by the Company and each Increasing Australian Lender or Assuming Australian Lender of an instrument of assumption in form and amount reasonably satisfactory to the Administrative Agent, such Lender shall have an Australian Commitment as therein set forth; provided that (i) the Company shall provide prompt notice of such increase to the Administrative Agent, which shall promptly notify the other Australian Lenders, (ii) the aggregate amount of each such increase which is effective on any day shall be at least US$5,000,000 or an integral multiple thereof, (iii) the aggregate amount of the Australian Commitments shall at no time exceed US$215,000,000 and (iv) the Administrative Agent shall have received on or before such date (A) certified copies of resolutions of the Board of Directors of the Company and each Australian Borrower evidencing the ability of the Company and each Australian Borrower to effect increase in the Australian Commitments and (B) an opinion of counsel for the Company and each Australian Borrower (which may be in-house counsel), in substantially the form of Exhibit C hereto with such modifications as are reasonably acceptable to the Australian Lenders holding a majority in interest of the Australian Commitments. Upon any increase in the aggregate amount of the

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Australian Commitments pursuant to this Section 2.15, at the end of the then current Interest Period with respect to Australian Advances comprising each Eurocurrency Rate Borrowing then outstanding (but in any event within 45 days), the respective Australian Advances shall be reallocated among the Australian Lenders so that, after giving effect to such reallocation, the Australian Advances comprising each Australian Borrowing and continuing into the subsequent Interest Period are funded by the Australian Lenders ratably according to their respective Unused Australian Commitments on such day. Prior to any reallocation and except as otherwise expressly provided herein, any payments made to the Australian Lenders shall be made pro rata with respect to their respective Australian Commitments in effect prior to such reallocation. Each Australian Lender (x) agrees that the conditions precedent set forth in Section 3.3 shall not apply to any additional amounts required to be funded by such Lender pursuant to this Section 2.15 and (y) waives any amounts otherwise payable by any Borrower under Section 2.18 in the event of a reallocation of Australian Advances pursuant to this Section 2.15 other than on the last day of an Interest Period.
Section 2.16    Extension of Termination Date. (a) At least 45 days but not more than 60 days prior to any anniversary of the Restatement Date, the Company, by written notice to the Administrative Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration. The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 30 days prior to such anniversary date, notify the Company and the Administrative Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Administrative Agent and the Company in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to such anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Administrative Agent shall notify the Company not later than 15 days prior to such anniversary date of the decision of the Lenders regarding the Company’s request for an extension of the Termination Date.
(a)    If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.16, the Termination Date in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.16, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.16, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.16 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.16 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Company, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.18, 8.3, 8.4 and 10.3, and its obligations under Section 7.6, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for any requested extension of the Termination Date.

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(b)    If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.16, the Administrative Agent shall promptly so notify the Company. The Company may arrange for one or more Consenting Lenders or other Eligible Assignees as Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender’s Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than US$10,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than US$10,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:
(i)    any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Lender as of the effective date of such assignment;
(ii)    all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and
(iii)    with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 10.6 for such assignment shall have been paid;
provided further that such Non-Consenting Lender’s rights under Sections 2.18, 8.3 and 8.4, and its obligations under Section 7.6, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Company and the Administrative Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Company and the Administrative Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Company and the Administrative Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.16 shall have delivered to the Administrative Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.
(c)    If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.16) Lenders having Commitments equal to at least 50% of the Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Company, and, subject to the satisfaction of the conditions set forth in Section 3.3 (a) and (b),

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the Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.16, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.
Section 2.17    [Reserved].
Section 2.18    Funding Losses. If any Borrower makes any payment of principal with respect to any Eurocurrency Rate Advance, LIBO Rate Advance or Fixed Rate Advance (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if any Borrower fails to borrow, prepay, or Convert into any Eurocurrency Rate Advances after notice has been given to any Lender in accordance with Section 2.1, 2.3 or 2.10, or any Borrower Converts any Eurocurrency Rate Advance other than on the last day of the Interest Period applicable thereto, such Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Advance), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment, failure to borrow, prepay or Convert or Conversion, provided that such Lender shall have delivered to the applicable Borrower a written request as to the amount of such loss or expense, which written request shall be conclusive in the absence of manifest error. Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed or Converted for the period from the date of such payment, prepayment, failure to borrow or Convert, or Conversion to the last day of the then current Interest Period for such Advance (or, in the case of a failure to borrow, the Interest Period for such Advance that would have commenced on the date specified for such borrowing or Conversion) at the applicable rate of interest for such Advance provided for herein (excluding loss of margin) over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market (if such Advance is a Eurocurrency Rate Advance or a LIBO Rate Advance) or the United States secondary certificate of deposit market (if such Advance is a Eurocurrency Rate Advance denominated in Dollars) for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender). This Section 2.18 shall apply to amounts received by any Lender in respect of the principal portion of the purchase price of Advances that such Lender is required to assign pursuant to Section 8.5 as if such receipt were a prepayment of such Advances.
Section 2.19    Defaulting Lenders.
(a)    If any Letters of Credit or Swing Line Borrowings are outstanding at the time a Lender becomes a Defaulting Lender, and the Commitments have not been terminated in accordance with Section 6.1, then:

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(i)    so long as no Default has occurred and is continuing, all or any part of the Available Amount of outstanding Letters of Credit and the principal amount of all outstanding Swing Line Borrowings shall be ratably reallocated among the Lenders that are not Defaulting Lenders (“non-Defaulting Lenders”) in accordance with their respective Ratable Shares (disregarding any Defaulting Lender’s Commitment) but only to the extent that the sum of (A) the aggregate principal amount of all Advances made by such non-Defaulting Lenders (in their capacity as Lenders) and outstanding at such time, plus (B) such non-Defaulting Lenders’ Ratable Shares (before giving effect to the reallocation contemplated herein) of the Available Amount of all outstanding Letters of Credit and of outstanding Swing Line Borrowings, plus (C) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.2(c) that have not been ratably funded by such non-Defaulting Lenders and outstanding at such time, plus (D) such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit and Swing Line Borrowings, does not exceed the total of all non-Defaulting Lenders’ Commitments.
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit and such Swing Line Borrowings (after giving effect to any partial reallocation pursuant to clause (i) above) by paying cash collateral to the applicable Issuing Bank or the applicable Swing Line Bank, as applicable, for so long as such Letters of Credit or Swing Line Borrowings are outstanding;
(iii)    if the Ratable Shares of Letters of Credit of the non-Defaulting Lenders are reallocated pursuant to this Section 2.19(a), then the fees payable to the Lenders pursuant to Section 2.5(b)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Shares of Letters of Credit; or
(iv)    if any Defaulting Lender’s Ratable Share of Letters of Credit is neither cash collateralized nor reallocated pursuant to Section 2.19(a), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.6(b)(i) with respect to such Defaulting Lender’s Ratable Share of Letters of Credit shall be payable to the applicable Issuing Bank until such Lender’s Ratable Share of Letters of Credit is cash collateralized and/or reallocated.
(b)    So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, and no Swing Line Bank shall be required to fund any Swing Line Advance, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.19(a), and participating interests in any such newly issued or increased Letter of Credit or Swing Line Borrowings shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(a)(i) (and Defaulting Lenders shall not participate therein).
(c)    No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.19, performance by the Borrowers of their obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.19. The rights and remedies against a Defaulting Lender under this Section 2.19 are

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in addition to any other rights and remedies which the Borrowers, the Administrative Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.
(d)    If the Company, the Administrative Agent, each Issuing Bank and each Swing Line Bank agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be funded and held on a pro rata basis by the Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
ARTICLE 3
CONDITIONS
Section 3.1    Effectiveness of Amendment and Restatement. The amendment and restatement of the Existing Credit Agreement shall occur upon receipt by the Administrative Agent of the following documents, each dated the Restatement Date unless otherwise indicated:
(a)    an opinion of the Deputy General Counsel of the Company, substantially in the form of Exhibit C hereto and an opinion of Davis Polk & Wardwell London LLP, counsel to MTHUK, in form and substance reasonably satisfactory to the Required Lenders;
(b)    an opinion of Shearman & Sterling LLP, special counsel for the Administrative Agent, substantially in the form of Exhibit D hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;
(c)    the following documents of each of the Company and MTHUK, each certified as indicated below:
(i)    a copy of the certificate of incorporation or other applicable organizational or charter document, as then in effect, certified as of a recent date by the Secretary of State (or other appropriate governmental authority) of its jurisdiction of organization (and in the case of MTHUK, certified by a director or secretary of MTHUK), and (to the extent applicable and available in the relevant jurisdiction) a certificate from such Secretary of State dated as of a recent date as to the good standing of and charter documents filed by such Borrower (and for the avoidance of doubt such certificate shall not be required for MTHUK); and

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(ii)    a certificate of the Secretary or an Assistant Secretary of each Borrower, dated the Restatement Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, as amended and in effect at all times from the date on which the resolutions referred to in clause (B) below were adopted to and including the date of such certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors authorizing the execution, delivery and performance of this Agreement and the Advances hereunder and such other documents to which such Borrower is or is intended to be a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the organizational document of such Borrower has not been amended since the date of the certification thereto furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing this Agreement and each of the other documents to which such Borrower is intended to be a party and each other document to be delivered by such Borrower from time to time in connection herewith or therewith (and the Administrative Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from such Borrower);
(d)    a certificate of a senior officer of the Company, dated the Restatement Date, to the effect set forth in Section 3.3(a) and (b);
(e)    evidence that any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower;
(f)    evidence that all outstanding amounts under the Existing Credit Agreement have been paid in full; and
(g)    such other documents as the Administrative Agent or any Lender or special counsel to the Administrative Agent may reasonably request.
Section 3.2    Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary is subject to the receipt by the Administrative Agent on or before the date of such initial Advance of each of the following, in form and substance reasonably satisfactory to the Administrative Agent and dated such date, and (except for the Notes) in sufficient copies for each Lender:
(a)    the following corporate documents of such Designated Subsidiary, each certified as indicated below:
(i)    a copy of the certificate of incorporation or other applicable organizational or charter document, as amended and in effect, certified as of a recent date by the Secretary of State (or other appropriate governmental authority) of its jurisdiction of organization (and in the case of any Designated Subsidiary incorporated in England and Wales, certified by a director or secretary of such Designated Subsidiary), and (to the extent applicable and available to the relevant jurisdiction) a certificate from such Secretary of State dated as of a recent date as to the good standing of and charter documents filed by such

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Designated Subsidiary (and for the avoidance of doubt, such certificate shall not be required for any Designated Subsidiary incorporated in England and Wales); and
(ii)    a certificate of the Secretary or an Assistant Secretary of each Designated Subsidiary, dated the Restatement Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, as amended and in effect at all times from the date on which the resolutions referred to in clause (B) below were adopted to and including the date of such certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors authorizing the execution, delivery and performance of this Agreement and the Advances hereunder and such other documents to which such Designated Subsidiary is or is intended to be a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of such Designated Subsidiary has not been amended since the date of the certification thereto furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing this Agreement and each of the other documents to which such Designated Subsidiary is intended to be a party and each other document to be delivered by such Designated Subsidiary from time to time in connection herewith or therewith (and the Administrative Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from such Designated Subsidiary).
(b)    A certificate signed by a duly authorized officer of the Company, certifying that such Designated Subsidiary has obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver its Designation Agreement and the Notes to be delivered by it and to perform its obligations hereunder and thereunder.
(c)    A Designation Agreement duly executed by such Designated Subsidiary and the Company.
(d)    Favorable opinions of counsel (which may be in-house counsel) to such Designated Subsidiary, in form and substance reasonably satisfactory to the Required Lenders.
(e)    Such other approvals, opinions or documents as any Lender, through the Administrative Agent may reasonably request.
Section 3.3    Conditions Precedent to Each Committed Borrowing and Issuance. The obligation of each Lender to make a Committed Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.4(c)) on the occasion of each Committed Borrowing, and the obligation of each Issuing Bank to issue a Letter of Credit shall be subject to the conditions precedent that the Restatement Date shall have occurred and on the date of such Committed Borrowing or Issuance (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Canadian Borrowing, Notice of Australian Borrowing, Notice of Issuance and the acceptance by the applicable

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Borrower of the proceeds of such Committed Borrowing or Issuance shall constitute a representation and warranty by such Borrower that on the date of such Borrowing or Issuance such statements are true):
(a)    the representations and warranties contained in Article 4 (except in the case of any Borrowing made on a date subsequent to the Restatement Date, the representations and warranties set forth in Section 4.4(b) and Section 4.5) are correct on and as of such date, before and after giving effect to such Committed Borrowing or Issuance and to the application of the proceeds therefrom, as though made on and as of such date, and
(b)    no event has occurred and is continuing, or would result from such Committed Borrowing or Issuance or from the application of the proceeds therefrom, that constitutes a Default.
Section 3.4    Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Administrative Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Administrative Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.3, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the applicable Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Competitive Bid Borrowing such statements are true):
(a)    the representations and warranties contained in Article 4 (except in the case of any Borrowing made on a date subsequent to the Restatement Date, the representations and warranties set forth in Section 4.4(b) and Section 4.5) are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and
(b)    no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
The Company represents and warrants that:

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Section 4.1    Corporate Existence and Power. Each Borrower (a) is a corporation or similar entity validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization and (b) has all corporate or similar powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
Section 4.2    Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by such Borrower of this Agreement and the Notes, if any, issued by each Borrower are within its corporate or similar powers, have been duly authorized by all necessary corporate or similar action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, conflict with, or constitute a default under any provision of applicable law or regulation or of the organization documents or by-laws of such Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Material Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Material Subsidiaries. Without limiting the generality of the foregoing representation, the aggregate outstanding amount of the Advances hereunder does not exceed any limitations on the aggregate amount of borrowings that may be effected by the Company and its Subsidiaries set by the Company’s Board of Directors.
Section 4.3    Binding Effect. This Agreement constitutes a valid and binding agreement of such Borrower and each Note, if any, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of each Borrower, in each case enforceable against such Borrower in accordance with its respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.4    Financial Information. (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2017 and the related consolidated statements of income, cash flows and stockholders’ equity for the fiscal year then ended, reported on by Deloitte & Touche LLP and included in the Company’s 2017 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
(a)    Since December 31, 2017 there has been no material adverse change in the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, except as disclosed in the Company’s public filings before the Restatement Date, or as otherwise disclosed in writing to the Lenders prior to the Restatement Date and for any Specified Claim.
Section 4.5    Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable probability of an adverse decision which would materially adversely affect (except as disclosed in writing to the Lenders prior to the Restatement Date, including pursuant

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to the Company’s 2017 Form 10-K, and except for any Specified Claim) the business, consolidated financial condition or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of this Agreement or the other Loan Documents.
Section 4.6    Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has, within the past five years (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code (other than under Section 412 of ERISA) or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
Section 4.7    Taxes. The Company and its Material Subsidiaries have filed all material income tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns. The charges, accruals and reserves on the books of the Company, and its respective Material Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.
Section 4.8    Subsidiaries. Each of the Company’s Material Subsidiaries is a corporation or similar entity validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of its jurisdiction of organization, and has all corporate or similar powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
Section 4.9    Regulatory Restrictions on Borrowing. No Borrower is subject to any regulatory scheme not applicable to corporations generally which restricts its ability to incur debt or would render the Advances void or voidable.
Section 4.10    Full Disclosure. All material information (other than projections, estimates or forward-looking information) heretofore furnished by the Company to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Company to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified. All projections, estimates or forward-looking statements, if any, that have been or will be prepared by the Company and made available to the Administrative Agent or any Lender have been or will be prepared in good faith based upon assumptions that the Company believes are reasonable (it being understood that such projections, estimates or forward-looking statements are subject to significant risks, uncertainties and contingencies, many of which are beyond the Company’s control, and that actual results may vary materially from such projections, estimates or forward-looking statements). The Company has disclosed to the Lenders in writing (including pursuant to the Company’s filings with the Securities and Exchange Commission) any and all facts which, in the Company's good faith judgment, materially adversely affect or may materially adversely affect

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(to the extent it can now reasonably foresee) the business, operations or financial condition of the Company, or the ability of the Borrowers to perform their obligations under this Agreement.
Section 4.11    Use of Credit. Not more than 25% of the value of the assets of any Borrower (individually) and such Borrower and its Subsidiaries (determined on a consolidated basis) that are subject to the restrictions in Sections 5.5 and 5.7 is attributable to Margin Stock.
Section 4.12    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions and the Company and its Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Company, any Subsidiary or any of their respective directors or officers, or, to the knowledge of the Company, any of their respective employees or any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is, or is controlled by, a Sanctioned Person.
Section 4.13    EEA Financial Institution. No Borrower is an EEA Financial Institution.
Section 4.14    Beneficial Ownership Certification. As of the Restatement Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
ARTICLE 5
COVENANTS
The Company agrees that, so long as any Lender has any Commitment hereunder or any amount payable hereunder remains unpaid:
Section 5.1    Information. The Company will deliver to each of the Lenders:
(a)    as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures as at the end of and for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing (it being understood that delivery of the Company’s annual report and Form 10-K for any fiscal year as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, will satisfy this requirement with respect to such fiscal year);
(b)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet or equivalent statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in the case of such

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statements of income and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency (except with respect to any changes made as a result of changes to generally accepted accounting principles) by the chief financial officer, the treasurer or the chief accounting officer of the Company (it being understood that delivery of the Company’s quarterly report on Form 10-Q for any fiscal quarter as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, will satisfy this requirement with respect to such fiscal quarter and, if applicable, the portion of the Company’s fiscal year ended at the end of such quarter);
(c)    simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, one or more certificates of the chief financial officer, the treasurer or the chief accounting officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 5.4 and 5.7 on the date of such financial statements, and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;
(d)    forthwith upon the occurrence of any Default, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Company setting forth the details thereof and, the action which the Company is taking or proposes to take with respect thereto;
(e)    promptly upon the mailing thereof to the stockholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;
(f)    promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission;
(g)    if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section

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4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security (other than under Section 412 of ERISA), a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;
(h)    promptly after any change in the Company’s long-term senior unsecured debt rating by Moody’s or S&P (as defined in the Pricing Schedule), a notice thereof; and
(i)    from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request and any information reasonably requested by the Administrative Agent or any Lender reasonably necessary to ensure compliance with applicable “know your customer” Laws (including the Beneficial Ownership Regulation).
In the case of information required to be delivered pursuant to this Section, either (i) the Company shall deliver paper copies of such information to each Lender, or (ii) such information shall be deemed to have been delivered on the date on which the Company provides (or causes to be provided) notice to the Lenders (which notice may be by electronic mail) that such information has been posted on the Company’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (x) such notice may also be included in a certificate delivered pursuant to clause 5.1(c) and (y) the Company shall deliver paper copies of the information referred to in this Section to any Lender which requests such delivery.
Section 5.2    Conduct of Business and Maintenance of Existence. The Company will continue, and will cause its Material Subsidiaries to continue, to engage in business of the same general type as now conducted by the Company and its Material Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each such Material Subsidiary to preserve, renew and keep in full force and effect, their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.2 shall prohibit (i) the merger of a Subsidiary of the Company into the Company or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing, (ii) the termination of the corporate existence of any Material Subsidiary of the Company if the Company, in good faith determines that such termination is in the best interest of the Company, (iii) the discontinuance of the business of any Material Subsidiary if the Company in good faith determines that such discontinuance is in the best interest of the Company or (iv) any transaction permitted by Section 5.5.
Section 5.3    Compliance with Laws; Borrowing Authorization. The Company will comply, and cause each of its Material Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations

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thereunder) except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) non-compliance therewith would not have a material adverse effect upon the business, financial position, results of operations or prospects of the Company and its Subsidiaries, considered as a whole. The Company will maintain in effect policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Company will not permit the aggregate outstanding amount of the Advances plus the Available Amount of Letters of Credit outstanding hereunder to exceed any limitations on the aggregate amount of borrowings that may be effected by the Company and its Subsidiaries set by the Company’s Board of Directors.
Section 5.4    Financial Covenants. (a) Consolidated Leverage Ratio. The Company will maintain as of the last day of each Measurement Period a Consolidated Leverage Ratio of not more than (i) 4.00:1.00 for the fiscal quarters ending on or prior to September 30, 2020, (ii) 3.75:1.00 for the two subsequent consecutive fiscal quarters through and including March 31, 2021, (iii) 3.50:1.00 for the subsequent fiscal quarter through and including June 30, 2021 and (iv) after June 30, 2021, 3.25:1.00 (the “Consolidated Leverage Ratio Covenant”); provided that, after June 30, 2021, upon the written notice of the Company (such notice, which shall include a listing of the acquisitions so made, a “Covenant Reset Notice”), but without any action on the part of the Administrative Agent or any Lender, at any time where during the prior twelve month period the Company can demonstrate that it and/or any Subsidiaries of the Company have made acquisitions whose aggregate consideration equals or exceeds $500,000,000, which amount of aggregate consideration is calculated consistently with the Company’s reporting standard of “Acquisitions” in its cash flow statement included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the Securities and Exchange Commission (without duplication of any acquisition that was included in any previous Covenant Reset Notice) and, in any event, the maximum Consolidated Leverage Ratio permitted under this Section 5.4(a) shall be automatically increased from 3.25:1.00 to 3.50:1.00, for a period of four fiscal quarters (a “Covenant Reset Period”), commencing with the fiscal quarter in which one of the subject acquisitions included in the Covenant Reset Request is consummated; provided, further, that the Company shall provide to the Administrative Agent such details with respect to such acquisitions as the Administrative Agent, in its reasonable discretion, shall request; provided, further, that prior to the delivery of the first Covenant Reset Notice after June 30, 2021 and after the end of each Covenant Reset Period, the Company shall deliver to the Administrative Agent an executed compliance certificate that shall evidence the Company’s compliance with a Consolidated Leverage Ratio of 3.25 to 1.00 for a full fiscal quarter following the end of such Covenant Reset Period before becoming entitled to make an additional Covenant Reset Request (which, for the avoidance of doubt, must nonetheless comply with the other requirements of this Section 5.4(a)).
(a)    Consolidated Interest Coverage Ratio. The Company will maintain for each Measurement Period a Consolidated Interest Coverage Ratio of not less than 4.00: 1.00.
Section 5.5    Consolidations, Mergers and Sales of Assets. The Company will not (i) consolidate or merge with or into any Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that (x) the Company may merge with any Wholly-Owned Consolidated Subsidiary if immediately after such merger no Default shall have occurred and be continuing and such Wholly-Owned Consolidated Subsidiary shall

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expressly assume in writing all of the obligations of the Company hereunder, and under the Notes (if any), and (y) the Company may merge with any other Person if (A) the Company is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing.
Section 5.6    Use of Proceeds. The proceeds of the Advances and the Letters of Credit will be used only for general corporate purposes of the Borrowers and their Subsidiaries in the ordinary course of business, provided that no Borrower shall be entitled to use the proceeds of any Advances or Letters of Credit to acquire any Person by means of a “hostile acquisition”. No part of the proceeds of any Advance or Letters of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. No Borrower or any of its Subsidiaries shall use the proceeds of any Borrowing or Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. No Borrower or any of its Subsidiaries shall use the proceeds of any Borrowing or Letter of Credit for the purpose of financing any activities, business or transaction of or with any Sanctioned Person or a Person known by the Company to be controlled by a Sanctioned Person, or in any Sanctioned Country, except where such activities, business or transaction could be conducted legally by a U.S. Person.
Section 5.7    Negative Pledge. Neither the Company nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
(a)    Liens on the Mortgaged Property to secure Debt under the Mortgage;
(b)    Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure, in the case of judgments or orders, obligations in an aggregate amount exceeding US$100,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;
(c)    Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,
(d)    Liens on cash and cash equivalents securing Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed US$250,000,000 and provided further that the sum of (x) such aggregate amount and (y) the aggregate amount of Debt secured as permitted by clause (f) below does not at any date exceed US$500,000,000;
(e)    Liens on cash collateral provided under the terms of this Agreement; and
(f)    Liens not otherwise permitted by the foregoing clauses of this Section securing Debt or other obligations, provided that the sum of (x) the principal or face amount of such Debt and other obligations and (y) the aggregate amount of cash and

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cash equivalents referred to in clause (d) above does not at any date exceed US$500,000,000.
Section 5.8    Taxes, Etc. The Company will, and will cause each of its Material Subsidiaries to:
(a)    pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained or the nonpayment of which would not have a material adverse effect on the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries, considered as a whole;
(b)    keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied; and
(c)    permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be).
Section 5.9    Maintenance of Insurance. The Company will maintain, and cause each of its Consolidated Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Consolidated Subsidiary operates; provided that the Company and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates and to the extent consistent with prudent business practice.
Section 5.10    Subsidiary Debt. The Company will not permit any Consolidated Subsidiary to create, incur, assume or suffer to exist any Debt, except:
(a)    Debt under the Loan Documents;
(b)    Debt under the Mortgage;
(c)    Debt owed by such Subsidiary to any other Consolidated Subsidiary or to the Company;
(d)    Debt of (i) any Consolidated Subsidiary existing as of the Restatement Date (other than Debt described in clause (a) above) and (ii) upon the acquisition of Jardine Lloyd Thompson Group plc by the Company or any of its Subsidiaries, Debt of Jardine Lloyd Thompson Group plc and its Subsidiaries existing as of September 18, 2018, and in each case any renewal and refinancing (including, without limitation, by

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Debt incurred by one or more other Subsidiaries) thereof, provided that the principal amount thereof is not increased;
(e)    Debt incurred in connection with catastrophe bond underwriting by GC Securities, a division of MMC Securities Corp., that is outstanding for less than seven days; and
(f)    other Debt in an aggregate amount for all Consolidated Subsidiaries not to exceed at any time outstanding the greater of (i) US$1,250,000,000 and (ii) 10% of the Consolidated Net Worth of the Company and its Consolidated Subsidiaries as set forth in the Company’s most recent financial statements delivered pursuant to Section 5.1(a) or (b).
ARTICLE 6
DEFAULTS
Section 6.1    Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:
(a)    any Borrower shall fail to pay (x) any principal of any Advance when due or (y) within five days of the date when due any interest, any fees or any other amount payable hereunder;
(b)    the Company shall fail to observe or perform any covenant contained in Sections 5.4 through 5.7, inclusive, and 5.10;
(c)    the Company shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 10 days (or, in the case of Section 5.1(a), 5.1(b) or 5.1(c), 30 days) after written notice thereof has been given to the Company by the Administrative Agent or any Lender (through the Administrative Agent);
(d)    any representation, warranty, certification or statement made (or deemed made) by the Company in this Agreement or in any certificate, financial statement or other document delivered pursuant to Section 5.1 of this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);
(e)    either the Company or any Subsidiary thereof shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;
(f)    any event or condition shall occur which results in the acceleration of the maturity of any Material Financial Obligations or enables (or, with the giving of notice, would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof (after giving effect to any applicable grace period);
(g)    the Company or any Subsidiary holding, as of the date of the most recent audited financial statements of the Company and its Consolidated Subsidiaries delivered pursuant to this Agreement, assets having a book value in excess of US$100,000,000, shall commence a voluntary case or other proceeding seeking liquidation, reorganization

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or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(h)    an involuntary case or other proceeding shall be commenced against the Company or any Subsidiary holding, as of the date of the most recent audited financial statements of the Company and its Consolidated Subsidiaries delivered pursuant to this Agreement, assets having a book value in excess of US$100,000,000 seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Subsidiary holding, as of the date of the most recent audited financial statements of the Company and its Consolidated Subsidiaries delivered pursuant to this Agreement, assets having a book value in excess of US$100,000,000 under the federal bankruptcy laws as now or hereafter in effect;
(i)    any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of US$100,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which it could reasonably be expected that the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a current payment obligation in excess of US$100,000,000;
(j)    judgments or orders for the payment of money in excess of US$100,000,000 shall be rendered against the Company or any Subsidiary thereof and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days; excluding, however, the amount of any such judgment or order to the extent that (i) such amount is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof, (ii) such insurer is rated at least “A” by A.M. Best Company and (iii) such insurer has been notified of, and has not disputed the claim made for payment of, such amount; or
(k)    any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) other than the Company, any trustee

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or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 50% or more of the combined voting power of the Company’s then outstanding equity securities; or, during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period and any new director whose election by the board of directors of the Company or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, shall cease to constitute a majority of the board of directors of the Company; or
(l)    any provision of any Guaranty or any other Loan Document after delivery thereof pursuant to this Agreement shall for any reason cease to be valid and binding on or enforceable against Borrower party to it, or any such Borrower shall so state in writing;
then, and in every such event, the Administrative Agent shall (i) if requested by Lenders having more than 50% in aggregate amount of the Revolving Credit Commitments, by notice to the Borrowers terminate the Commitments and they shall thereupon terminate (other than the obligations of the Issuing Banks and the Revolving Credit Lenders to make Revolving Credit Advances pursuant to Section 2.4(c) and of Revolving Credit Lenders to fund their participations in Swing Line Borrowings pursuant to Section 2.2(a)(v)), and (ii) if requested by Lenders holding more than 50% of the aggregate principal amount of the Advances, by notice to the Borrowers declare the Advances (together with accrued interest thereon) and all other amounts payable by the Borrowers hereunder and under any Notes (including, without limitation, any amounts payable under Section 2.18) to be, and the Advances, such interest and such other amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to any Borrower, without any notice to any Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Advances (together with accrued interest thereon) and all other amounts payable by the Borrowers hereunder and under any Notes (including, without limitation, any amounts payable under Section 2.13) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
Section 6.2    Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.1 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand each Borrower will, (a) pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit issued for the account or at the request of such Borrower then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit issued for the account or at the request of such Borrower as shall be acceptable to the Required

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Lenders and not more disadvantageous to the Borrowers than clause (a); provided, however, that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to any Borrower, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit issued for the account or at the request of such Borrower shall be immediately due and payable to the Administrative Agent for the account of the Lenders without notice to or demand upon the Borrowers, which are expressly waived by each Borrower, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Administrative Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Administrative Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the applicable Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the applicable Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to such Borrowers.
Section 6.3    Notice of Default by Lenders. Each Lender shall give notice to the Administrative Agent and each other Lender promptly after such Lender obtains knowledge that a Default has occurred under Section 6.1(a) with respect to such Lender’s Competitive Bid Advances.
ARTICLE 7
THE ADMINISTRATIVE AGENT
Section 7.1    Authorization and Authority. Each Lender irrevocably appoints and authorizes Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except for Section 7.6, (i) the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and (ii) no Borrower shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 7.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its

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individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 7.3    Duties of Administrative Agent; Exculpatory Provisions.
(a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein or as may exist at law. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall reasonably believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 or 6.1) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until a Borrower or any Lender shall have given notice to the Administrative Agent describing such Default and such event or events.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or

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other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)    Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.
Section 7.4    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 7.5    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents (including, without limitation, the Australian Sub-Agent) appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub‑agent and the Related Parties of the Administrative Agent and each such sub‑agent shall be entitled to the benefits of all provisions of this Article 7, Section 8.4(b), Section 10.3 and 10.17 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 7.6    Resignation of Administrative Agent.

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(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject, so long as no Event of Default shall be continuing, to the approval of such successor Administrative Agent by the Company. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least US$100,000,000 and which is reasonably acceptable to the Company. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent.
(b)    Any resignation pursuant to this Section by a Person acting as Administrative Agent shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to issue new, or extend existing, Letters of Credit or advance any Swing Line Advance where such issuance, extension or advance is to occur on or after acceptance of a successor’s appointment as Administrative Agent hereunder. Upon such acceptance, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and the retiring Swing Line Bank, (ii) the retiring Issuing Bank and retiring Swing Line Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, (iii) the successor Swing Line Bank shall enter into an Assignment and Assumption and acquire from the retiring Swing Line Bank each outstanding Swing Line Advance made by the retiring Swing Line Bank for a purchase price equal to par plus accrued interest and (iv) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
Section 7.7    Non-Reliance on Agent and Other Lenders.
(a) Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Advances and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not

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taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
(b)    Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
(i)    the financial condition, status and capitalization of each Borrower;
(ii)    the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
(iii)    determining compliance or non-compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; or
(iv)    the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.
Section 7.8    Indemnification. Each Lender shall, ratably in accordance with its Commitment (and, after the Commitments have been terminated, ratably in accordance with the aggregate principal amount of the Advances held by such Lender), indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Company) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, judgment, suit, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.
Section 7.9    Administrative Agent’s Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent. Such fees once paid shall be non-refundable.

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Section 7.10    No Other Duties, etc. None of the Persons acting as Bookrunners, Lead Arrangers, Syndication Agents or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender hereunder.
Section 7.11    Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Advances, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,
(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in the Advances, the Letters of Credit, the Commitments and this Agreement (including

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in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
As used in this Section:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
ARTICLE 8
CHANGE IN CIRCUMSTANCES
Section 8.1    Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Eurocurrency Rate Advance or LIBO Rate Advance:
(a)    the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “Eurocurrency Rate” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Fixed Rate Advances as provided herein; or
(b)    in the case of a Committed Borrowing, Lenders having 50% or more of the aggregate amount of the Commitments under a Facility advise the Administrative Agent that the Eurocurrency Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, whereupon (A) the Borrower of such Eurocurrency Rate Advances will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in US Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Committed Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of US Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Committed Advances into, Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist; provided that, if the circumstances set forth in clause (b) above are applicable, the applicable Borrower may elect, by notice to the Administrative Agent and the Lenders, to continue such Advances in such Committed Currency for Interest Periods of not longer than one month, which Advances shall thereafter bear interest at a rate per annum equal to the Eurocurrency Margin plus, for each Lender, the cost to such Lender (expressed as a rate per annum) of funding its Eurocurrency Rate Advances by whatever means it reasonably determines to be appropriate. Each Lender

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shall certify its cost of funds for each Interest Period to the Administrative Agent and such Borrower as soon as practicable (but in any event not later than ten Business Days after the first day of such Interest Period).
Section 8.2    Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurocurrency Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender (or its Eurocurrency Lending Office) to make, maintain, fund or Convert into Eurocurrency Rate Advances and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrowers, whereupon until such Lender notifies the Borrowers and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make or Convert into Eurocurrency Rate Advances shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 8.2, such Lender shall designate a different Eurocurrency Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurocurrency Rate Advances to maturity and shall so specify in such notice, the Borrowers shall immediately Convert the then outstanding principal amount of each such Eurocurrency Rate Advance of such Lender into a Base Rate Advance from such Lender in an equal principal amount (on which Advance interest and principal shall be payable contemporaneously with the related Eurocurrency Rate Advances of the other Lenders).
Section 8.3    Increased Cost and Reduced Return. (a) If after (x) the Restatement Date, in the case of any Committed Advance, any obligation to make or Convert Committed Advances or any Letter of Credit or (y) the date of the related Competitive Bid Quote, in the case of any Competitive Bid Advance, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting its Fixed Rate Advances, any Note that relates to Fixed Rate Advances or its obligation to make or Convert into Fixed Rate Advances and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, maintaining or Converting into any Fixed Rate Advance, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under any Note that relates to Fixed Rate Advances (other than an increase in cost or reduction in amount attributable to taxes, which shall solely be governed by Section 8.4), by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent),

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each Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction which arise out of its Advances or any Notes.
(a)    If any Lender shall have determined that, after the Restatement Date, the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder (including its obligations in respect of participations in Letters of Credit) to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), each Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for the portion of such reduction attributable to its Advances or any Notes.
(b)    Each Lender will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the Restatement Date, which will entitle such Lender to compensation pursuant to this Section 8.3 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 8.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.
(c)    For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of this Section 8.3, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (y) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.
Section 8.4    Taxes. (a) Any and all payments by each Borrower to or for account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if such Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.4) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower, shall make such deductions, (iii) such Borrower

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shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Borrower shall furnish to the Administrative Agent, at its address referred to in Section 10.1, the original or a certified copy of a receipt evidencing payment thereof or, if such a receipt is not usually available, any other document evidencing payment thereof that is reasonably acceptable to the Administrative Agent.
(a)    Each Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that the foregoing indemnity shall not apply to any Taxes or Other Taxes which would have been compensated for by an increased payment under Section 8.4(a) but was not so compensated solely because one or more of the exclusions in Section 8.4(f) applied. This indemnification shall be paid within 15 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.
(b)    (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and as required thereafter if requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide the Company with Internal Revenue Service Form W8-BEN or W8-IMY or W-ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.
(ii)    If a payment made to a Lender would be subject to United States withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Company, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Company as may be necessary for the Borrowers to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(c)    For any period with respect to which a Lender required to do so has failed to provide the Company with the appropriate form pursuant to Section 8.4(c) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.4(a) or (b) with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of

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withholding tax, becomes subject to Taxes because of its failure, if required, to deliver a form required hereunder, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
(d)    If a Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 8.4, then such Lender will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.
(e)    A payment by a UK Borrower shall not be increased under Section 8.4(a) above by reason of a UK Tax Deduction if, on the date on which the payment falls due:
(i)    the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority; or
(ii)     the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of “UK Qualifying Lender” and (x) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA which relates to the payment and that Lender has received from the UK Borrower making the payment or from the Company a certified copy of that Direction and (y) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or
(iii)    the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of “UK Qualifying Lender” and (x) the relevant Lender has not given a UK Tax Confirmation to the Company and (y) the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the Company, on the basis that the UK Tax Confirmation would have enabled the Company and the relevant UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or
(iv)    the relevant Lender is a UK Treaty Lender and the UK Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 8.4(g) below.
(f)    Without limiting the effect of Sections 8.4(c) and (d) above:
(i)    Subject to paragraph (ii) below, a UK Treaty Lender and a UK Borrower making a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.

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(ii)    A UK Treaty Lender which (A) is a Lender on the date of this Agreement and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in the UK Tax Schedule; or (B) is not a Lender on the date of this Agreement and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the relevant Assignment and Assumption; and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.
(iii)    If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (ii) above and (a) a UK Borrower making a payment to that Lender has not made a UK Borrower DTTP Filing in respect of that Lender; or (b) a UK Borrower making a payment to that Lender has made a UK Borrower DTTP Filing but (1) that UK Borrower DTTP Filing has been rejected by HM Revenue & Customs, or (2) HM Revenue & Customs have not given the UK Borrower authority to make payments to that Lender without a UK Tax Deduction within 30 Business Days of the date of the UK Borrower DTTP Filing, and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for the UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.
(iv)    If a UK Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (ii) above, no UK Borrower shall make a UK Borrower DTTP Filing or file any other form relating to the HM Revenue & Customs DT Treaty Passport scheme in respect of that Lender’s Loan(s) unless that Lender otherwise agrees.
(v)    A UK Borrower shall, promptly on making a UK Borrower DTTP Filing, deliver a copy of that UK Borrower DTTP Filing to the Administrative Agent for delivery to the relevant UK Treaty Lender.
(vi)    A UK Non-Bank Lender which becomes a party to this Agreement on the date of this Agreement gives a UK Tax Confirmation by entering into this Agreement. A UK Non-Bank Lender shall promptly notify the Company and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.
(vii)    Each Lender in respect of a UK Borrower which becomes a party to this Agreement after the date of this Agreement shall indicate in the Assignment and Assumption which of the following categories it falls in: (A) not a UK Qualifying Lender; (B) a UK Qualifying Lender (other than a UK Treaty Lender); or (C) a UK Treaty Lender. If a Lender fails to indicate its status in accordance with this paragraph (vii) then such Lender shall be treated for the purposes of this Agreement (including by each UK Borrower) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Company and each UK Borrower). For the avoidance of doubt, any such Assignment and Assumption shall not be invalidated by any such failure of a Lender to comply with this paragraph (vii).

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(viii)    A UK Borrower shall, promptly on becoming aware that it must make a UK Tax Deduction (or that there is any change in the rate or basis of a UK Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall promptly notify the relevant UK Borrower.
(g)    If any Lender determines, in its sole discretion, that it has actually and finally realized, by reason of a refund or credit of any Taxes paid or reimbursed by a Borrower pursuant to Section 8.4(a) or (b) above in respect of payments under this Agreement, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 8.4 exceeding the amount needed to make such Lender whole, such Lender shall pay to such Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit, provided, however, that a Borrower that received such refund from a Lender, upon the request of such Lender, agrees to repay to such Lender the amount paid over to such Borrower if such Lender is required to repay such refund or credit to the relevant governmental taxing authority.
(h)    Each Canadian Lender confirms to the Administrative Agent and the Canadian Borrowers that it is not a non-resident of Canada for purposes of Part XIII of the Income Tax Act (Canada) in respect to any amount paid or credited to it pursuant to this Agreement and agrees to notify the Administrative Agent and the Canadian Borrowers immediately in wiring should it become a non-resident of Canada for such purposes.
(i)    Each Australian Lender confirms to the Administrative Agent, the Australian Sub-Agent and the Australian Borrower that, for purposes of Australian law in respect of Taxes, either (i) it is not a non-resident of Australia, (ii) it will make all Australian Advances through an Australian permanent establishment, or (iii) it qualifies for an exemption from Australian withholding Taxes under a double tax convention or agreement in respect to any amount paid or credited to it pursuant to this Agreement and agrees to notify the Administrative Agent and the Australian Borrower immediately in writing in the event that it ceases to meet any of the foregoing conditions.
Section 8.5    Replacement of Lenders. If any Lender requests compensation under Section 8.3 or 8.4, or if any Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 8.4, or if any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Bid Advances held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, each Issuing Bank and each Swing Line Bank, which consents shall not unreasonably be withheld, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances (other than Competitive Bid Advances), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the

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extent of such outstanding principal and accrued interest and fees) or the relevant Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
Section 8.6    VAT.
(a)    All amounts expressed to be payable under any Loan Document by any party to the Administrative Agent, any Issuing Bank or any Lender (each, for the purposes of this Section 8.6, a “Finance Party”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Loan Document and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party). If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration): (i) where the Supplier is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT (and the Recipient must promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply); and (ii) where the Recipient is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(b)    Where a Loan Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(c)    In relation to any supply made by a Finance Party to any party under a Loan Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
Any reference in this Section 8.6 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the Person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the

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European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)).
ARTICLE 9
GUARANTY
Section 9.1    The Guaranty. The Company hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of each Guaranteed Obligation, as hereinafter defined, and agrees to pay all out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent or any Lender (together, and with their respective successors and assigns, the “Beneficiaries”, and each individually, a “Beneficiary”) in enforcing any rights under this Guaranty. Upon failure by any Subsidiary Borrower to pay punctually any Guaranteed Obligation, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified herein or in the instrument evidencing such Guaranteed Obligation. “Guaranteed Obligations” means (i) all principal of and interest on all Advances made pursuant to this Agreement (including, without limitation, any interest (“Post-Petition Interest”) which accrues (or which would accrue but for such case, proceeding or action) after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of such Borrower (whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action) on all Advances made pursuant to the Credit Agreement), (ii) all other amounts payable by any Borrower from time to time pursuant to this Agreement and the Notes (including any Post-Petition Interest with respect to such amounts), and (iii) any renewals, refinancings or extensions of any of the foregoing (including Post-Petition Interest).
Section 9.2    Guaranty Unconditional. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, if any, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The obligations of the Company under this Guaranty shall be unconditional, irrevocable and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(a)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Subsidiary Borrower under this Agreement, by operation of law or otherwise;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Subsidiary Borrower under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Subsidiary Borrower or any of its Subsidiaries or otherwise;
(c)    any taking, exchange, release, impairment, non-perfection or invalidity or unenforceability of any direct or indirect security for any obligation of any Subsidiary

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Borrower under the this Agreement or any taking, release, reduction of liability or amendment or waiver of, consent to departure from, failure of any other Person to execute or deliver or invalidity or unenforceability of, any other guaranty or surety for all or any of the Guaranteed Obligations;
(d)    any change in the corporate existence, structure or ownership of any Subsidiary Borrower or any Subsidiary thereof, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting such Subsidiary Borrower or its assets or any resulting release or discharge of any obligation of the Borrower contained in this Agreement;
(e)    the existence of any claim, set-off or other rights which the Company may have at any time against any Subsidiary Borrower, any Beneficiary or any other entity, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(f)    any invalidity or unenforceability relating to or against any Subsidiary Borrower for any reason of this Agreement or any other Loan Document to which it is a party or any provision of applicable law or regulation purporting to prohibit the payment by any Subsidiary Borrower of principal or interest on any Advance made, or any other amount payable, pursuant to this Agreement or any other Loan Document to which it is a party; or
(g)    any other act or omission to act or delay of any kind by any Subsidiary Borrower, any Beneficiary or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company’s obligations hereunder.
The obligations of the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any Subsidiary Borrower under or in respect of the Loan Documents, and a separate action or actions may be brought and pursued against the Company to enforce this Guaranty, irrespective of whether any action is brought against any Subsidiary Borrower or whether any Subsidiary Borrower is joined in any such action or actions.
Section 9.3    Limit of Liability. The Company shall be liable under this Guaranty only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.
Section 9.4    Discharge of Company’s Obligations; Reinstatement in Certain Circumstances. The Company’s obligations hereunder shall remain in full force and effect until the later of the termination in full of the Commitments and the date on which all the Guaranteed Obligations shall have been paid in full. If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Subsidiary Borrower or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

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Section 9.5    Waivers by the Company. (a) The Company irrevocably waives acceptance hereof, presentment, demand, protest, promptness, diligence, acceleration and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company, any Subsidiary Borrower or any other Person or against any direct or indirect security for any obligation of any Subsidiary Borrower.
(a)    The Company irrevocably waives any defense arising by reason of any claim or defense based upon an election of remedies by any Beneficiary that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any Subsidiary Borrower, any other guarantor or any other Person.
(b)    The Company irrevocably waives any duty on the part of any Beneficiary to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Subsidiary Borrower or any of its Subsidiaries now or hereafter known by such Beneficiary.
Section 9.6    Subrogation. Upon making full payment with respect to any obligation of any Subsidiary Borrower hereunder, the Company shall be subrogated to the rights of the payee against such Borrower with respect to such obligation; provided that the Company shall not enforce any payment by way of subrogation so long as any Guaranteed Obligation remains unpaid. The Company also shall not enforce any right of reimbursement, exoneration, contribution or indemnification it may have against any Subsidiary Borrower with respect to such obligation so long as any Guaranteed Obligation remains unpaid.
Section 9.7    Stay of Acceleration. If acceleration of the time for payment of any Guaranteed Obligation is stayed upon the insolvency, bankruptcy or reorganization of any Subsidiary Borrower, all such Guaranteed Obligations otherwise subject to acceleration under the terms of the Credit Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Beneficiaries.
ARTICLE 10
MISCELLANEOUS
Section 10.1    Notices. (a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to any Borrower, the Administrative Agent or the Australian Sub-Agent, at its address or facsimile number set forth on the signature pages hereof;
(ii)    if any Issuing Bank or any Swing Line Bank, to it at the address provided in writing to the Administrative Agent and the Borrowers;
(iii)    if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

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Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(a)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article 2 if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(b)    Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(c)    Platform.
(i)    Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no

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event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
(d)    The Administrative Agent agrees that the receipt of Communications (other than Communications consisting of notices provided under Article 2) by the Administrative Agent at oploanswebadmin@citigroup.com shall constitute effective delivery of such Communications to the Administrative Agent for purposes hereunder and any other Loan Document (and any other agreements relating thereto).
Section 10.2    No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 10.3    Expenses; Indemnification; Damage Waiver. (a) The Company agrees to pay (i) all out-of-pocket expenses of the Administrative Agent including fees and disbursements of special counsel for the Administrative Agent in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent, each Issuing Bank and each Lender, including (without duplication) the fees and disbursements of outside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.
(a)    The Company agrees to indemnify the Administrative Agent, each Issuing Bank and each Lender, their respective affiliates and the respective directors, officers, agents, advisors and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened by any Person (including any Borrower) other than such Indemnitee and its Related Parties relating to or arising out of this Agreement or any actual or proposed use of proceeds of Advances hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined in a final nonappealable judgment by a court of competent jurisdiction.

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(b)    To the extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Advance, any Letter of Credit or the use of the proceeds thereof.
Section 10.4    No Liability of the Issuing Banks. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the applicable Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents as determined in a final nonappealable judgment by a court of competent jurisdiction.
Section 10.5    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that (a) no such amendment or waiver shall (i) increase or decrease any Commitment of any Lender (except for a ratable decrease in such Commitments of all applicable Lenders) or subject any Lender to any additional obligation without the written consent of such Lender, (ii) reduce the principal of or rate of interest on any Advance, or any fees hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the date fixed for any payment of principal of or interest on any Advance, or any fees hereunder or for the termination of the Commitments, without the written consent of each Lender directly affected thereby, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 10.5 or any other provision of this Agreement, without the written consent of each Lender, (v) reduce or limit the obligations of the Company under Section 9.1 hereof or release the Company from its obligations under Article 9 without the written consent of each Lender, (vi) waive the requirements of Section 2.1(d) to permit the expiration of a Letter of Credit to extend beyond the Termination Date, without the written consent of each Lender directly affected thereby, or (vii)

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amend or modify Sections 2.13 and 10.6(a) without the written consent of each Lender, (b) any modification or supplement of Article 7 shall require the consent of the Administrative Agent, (c) any modification or supplement of the rights or duties of any Issuing Bank shall require the consent of such Issuing Bank and (d) any modification or supplement of the rights or duties of any Swing Line Bank shall require the consent of such Swing Line Bank. Notwithstanding the foregoing, technical and conforming modifications to this Agreement and the other Loan Documents may be made with the consent of the Borrowers and the Administrative Agent to the extent necessary to integrate any Additional Currency Facility Commitments on substantially the same basis as the other Commitments; provided, however, that the Administrative Agent shall provide each of the Issuing Banks, the Swing Line Banks and the Lenders of prompt written notice of thereof, all in reasonable detail in respect of any such technical and conforming modifications.
Anything in this Agreement to the contrary notwithstanding, a Defaulting Lender shall (unless the Required Lenders, determined as if such Lender were not a “Lender” hereunder, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement (including, without limitation, under this Section 10.5) to have no Advances or Commitments, shall not be treated as a “Lender” hereunder when performing the computation of Required Lenders and shall have no rights under the preceding paragraph of this Section 10.5; provided that any action taken by the other Lenders with respect to the matters referred to in clause (a) of the preceding paragraph shall not be effective as against such Lender without its consent.
Section 10.6    Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in

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each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 or a multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C) the consent of each Issuing Bank and each Swing Line Bank (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case

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of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swing Line Advances in accordance with its pro rata share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(viii)    SPCs. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers the option to fund all or any part of any Advance that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Advance, the Granting Lender shall be obligated to fund such Advance pursuant to the terms hereof and (iii) the Borrowers may bring any proceeding against the Granting Lender or the SPC in order to enforce any rights of the Borrowers hereunder. The funding of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper

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dealer or provider of any surety or guarantee to such SPC. This paragraph may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPC at the time of such amendment.
(ix)     UK Borrowers. If (x) a Lender assigns all or a portion of its rights and obligations under this Agreement or changes its Applicable Lending Office and (y) as a result of circumstances existing at the date of such assignment or change occurs, a UK Borrower would be obliged to make a payment to the assignee or Lender acting through its new Applicable Lending Office under Section 8.4, then the assignee or Lender acting through its new Applicable Lending Office shall only be entitled to receive such payment under Section 8.4 to the same extent as the existing Lender or Lender acting through its previous Applicable Lending Office would have been had the assignment or change not occurred.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.3 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(b)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(c)    Participations. Any Lender may at any time, without the consent of, or notice to, the Company, any Issuing Bank, any Swing Line Bank or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that, regardless of whether the consent of, or notice to, the Company or the Administrative Agent is given, (i) such Lender’s obligations under this

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Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Company, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.8 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii) and (iii) of Section 10.5 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 8.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Article 8 as if it were an assignee under paragraph (b) of this Section.
Each Lender that sells a participation, acting solely for this purpose as a nonfiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain a register for the recordation of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in its rights and other obligations under this Agreement (the “Participation Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participation Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103(e) of the United States Treasury Regulations.
(d)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 8.3 and 8.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 8.4 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 8.4(d) as though it were a Lender.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Canadian Commitments. Notwithstanding anything to the contrary contained in this Agreement, participating interests in, and rights and obligations with respect to, Canadian Advances and Canadian Commitments may be granted or assigned only to Schedule

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I Banks, Schedule II Banks, Schedule III Banks or a Person established under the laws of Canada or any province or territory thereof that is authorized to carry on business in Canada pursuant to Part XII of the Bank Act (Canada).
Section 10.7    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of New York. Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
Each Subsidiary Borrower hereby agrees that service of process in any action or proceeding brought in any New York State court or in federal court may be made upon the Company at its offices specified in Section 10.1, and such Subsidiary Borrower hereby irrevocably appoints the Company to give any notice of any such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.
Section 10.8    Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and any Notes issued hereunder constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
Section 10.9    Waiver of Jury Trial. EACH BORROWER AND EACH OF THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.10    Survival. The obligations of the Borrowers under Sections 2.13, 8.3, 8.4 and 10.3, and the obligations of the Lenders under Section 7.6, shall survive the repayment of the Advances and the termination of the Commitments.

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Section 10.11    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section or to the consent, so long as no Event of Default is continuing, of the Company (such consent not to be unreasonably withheld), to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Company, (h) if an Event of Default shall have occurred and be continuing, to prospective assignees of any Lender who agree to hold such information confidential, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by another party hereto or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Borrower, or (j) on a confidential basis to any rating agency in connection with rating the Company or its Subsidiaries or their obligations under this Agreement or any actual or prospective counterparty (or its advisors) to any swap or derivative or credit insurance transaction relating to any Borrower or its obligations hereunder. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 10.12    USA Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (title III of Pub.L.107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.
Section 10.13    Designated Subsidiaries. (a) Designation. (i) The Company may, upon five Business Days prior notice, at any time, and from time to time, by delivery to the Administrative Agent of a Designation Agreement duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit E hereto, designate such Subsidiary as a “Designated Subsidiary” for purposes of this Agreement and such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as

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such, shall have all of the rights and obligations of a Borrower hereunder; provided that if such Subsidiary is organized under the laws of a jurisdiction other than that of the United States or a political subdivision thereof, the Company shall give 15 days prior notice to the Administrative Agent. The Administrative Agent shall promptly notify each Lender of each such designation by the Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 10.13, if the designation of such Designated Subsidiary obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it (including, in the case of any Designated Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Designated Subsidiary), the Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations or its internal policies.
If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Designated Subsidiary.
(ii)    As soon as practicable and in any event within five Business Days after notice of the designation under Section 10.13(a)(i) of a Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, or whose internal policies, consistently applied, preclude lending to, such Designated Subsidiary (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) (i) replace such Protesting Lender in accordance with Section 8.5 or (ii) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that (x) the Company shall have received the prior written consent of the Administrative Agent and each Issuing Bank, which consents shall not unreasonably be withheld, and (y) such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances (other than Competitive Bid Advances), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the relevant Borrower (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.
(a)    Termination. Upon the indefeasible payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary, so long as at the time no Notice of Borrowing or Notice of Issuance in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Administrative Agent to the Lenders (which notice the Administrative Agent shall give promptly, and only upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such Designated Subsidiary.

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Section 10.14    Judgment. (i) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in US Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase US Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(a)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Foreign Currency into US Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Foreign Currency with US Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(b)    The obligation of any Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.
Section 10.15    Substitution of Currency. If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi‑national authority, this Agreement (including, without limitation, the definition of Eurocurrency Rate) will be amended to the extent determined by the Administrative Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.
Section 10.16    Determinations under Section 2.15, 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Section 3.1 or Section 3.2 or clause (iv)(B) of the proviso to Section 2.15, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Restatement Date, the date of the initial Advance to the applicable Designated Subsidiary or the date of the applicable Commitment Increase, as the case may be, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Restatement Date, each date of initial Advance to a Designated Subsidiary and each date of a Commitment Increase, as applicable.

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Section 10.17    No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrowers and/or their Affiliates (the “Borrower Entities”).  Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Borrower Entity, on the other.  The Borrowers acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower Entity with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower Entity on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower Entity.  Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the Loan Documents and the transactions contemplated thereby and the process leading thereto.  Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with the Loan Documents and the transactions contemplated thereby and the process leading thereto.
Section 10.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

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Section 10.19    Effect of Amendment and Restatement. On the Restatement Date, all obligations of the Borrowers under the Existing Credit Agreement shall become obligations of the Borrowers hereunder, and the provisions of the Existing Credit Agreement shall be superseded by the provisions hereof. Each of the parties hereto confirms that the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement shall not constitute a novation of the Existing Credit Agreement.
* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
MARSH & McLENNAN COMPANIES, INC.

By: /s/ Ferdinand Jahnel
Name: Ferdinand Jahnel
    Title: Vice President and Treasurer

1166 Avenue of the Americas
New York, NY 10036
Facsimile number: (212) 345-4809
Website: www.mmc.com

MMC TREASURY HOLDINGS (UK) LIMITED

By: /s/ Caroline Wendy Godwin
Name: Caroline Wendy Godwin
Title: Director

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LENDERS

CITIBANK, N.A., as Revolving Credit Lender, Issuing Bank, Swing Line Bank and Administrative Agent

By:/s/ Maureen P. Maroney
Name: Maureen P. Maroney
    Title: Vice President

1615 Brett Road
Building #3
New Castle, Delaware 19720

CITIBANK, N.A., CANADIAN BRANCH, as Canadian Lender

By: /s/ Jared Bishop
Name: Jared Bishop
    Title: Vice President

CITIBANK, N.A., SYDNEY BRANCH, as Australian Lender

By: ________________________
Name:
    Title: Managing Director

By: /s/ Roderick Hill
Name: Roderick Hill
    Title: Managing Director

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

SIGNED in accordance with section 127 of the Corporations Act 2001 by CITISECURITIES LIMITED, as Australian Sub-Agent

/s/ Yun Wang	/s/ Michael Forde
Signature of Director	Signature of Director / Company Secretary
Yun Wang, Country Controller	Michael Forde, Company Secretary
Name of Director	Name of Director / Company Secretary

Address:        Level 24, 2 Park Street, Sydney, NSW 2000 Australia
Email address:     maria.mills@citi.com / kerry.hymann@citi.com / steve.phan@citi.com
Fax number:         + 612 8225 5244
Telephone number:     + 612 8225 2066 / 2051 / 2640
Attention:         Maria Mills/Kerry Hymann/Steve Phan
Email address:    maria.mills@citi.com; Kerry.hymann@citi.com; steve.phan@citi.com;
•         with a copy to Citicorp International Limited at:

Address:	10th Floor Citi Tower, One Bay East, 83 Hoi Bun Road , Kwun Tong, Kowloon, Hong Kong
Group Email address:    apac.rla.ca@citi.com / apac.loansagency@citi.com;

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

BANK OF AMERICA, N.A., as Revolving Credit Lender, Issuing Bank and Swing Line Bank

By: /s/ Chris Choi
Name: Chris Choi
    Title: Director

BANK OF AMERICA, N.A. (CANADA BRANCH), as Canadian Lender

By:/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
    Title: Vice President

BANK OF AMERICA, N.A. (SYDNEY BRANCH), as Australian Lender

By: /s/ Jonathan Boyd
Name: Jonathan Boyd
    Title: Director

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Revolving Credit Lender and Issuing Bank

By: /s/ Ming K. Chu
Name: Ming K. Chu
    Title: Director

By: /s/ Virginia Cosenza
Name: Virginia Cosenza
    Title: Vice President

DEUTSCHE BANK AG CANADA BRANCH, as Canadian Lender

By: /s/ David Gynn
Name: David Gynn
    Title: Chief Financial Officer

By: /s/ Rupert Gomes
Name: Rupert Gomes
    Title: Vice President

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as Revolving Credit Lender, Issuing Bank and Swing Line Bank

By: /s/ Sarah Salih
Name: Sarah Salih
    Title: Managing Director, Financial Institutions Group

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

BARCLAYS BANK PLC

By: /s/ Karla K. Maloof
Name: Karla K. Maloof
    Title: Head of Insurance Americas,
Executed In New York

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

JPMORGAN CHASE BANK, N.A.

By: /s/ James S. Mintzr
Name: James S. Mintzer
    Title: Executive Director

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

MUFG BANK, LTD.

By: /s/ Oscar Cortez
Name: Oscar Cortez
    Title: Director

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Karen Hanke
Name: Karen Hanke
    Title: Managing Director

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By: /s/ Damodar Menon
Name: Damodar Menon
    Title: Head of Coverage – Institutional Banking

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

ROYAL BANK OF CANADA

By: /s/ Brij Grewal
Name: Brij Grewal
    Title: Authorized Signatory

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

TD BANK, N.A.

By: /s/ Mark Hogan
Name: Mark Hogan
    Title: Senior Vice President

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

THE BANK OF NOVA SCOTIA

By: /s/ Kevin Chan
Name: Kevin Chan
    Title: Director

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

THE NORTHERN TRUST COMPANY

By: /s/ Joshua Metcalf
Name: Joshua Metcalf
    Title: 2VP

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

U.S. BANK, NATIONAL ASSOCIATION

By: /s/ Mona Tavss
Name: Mona Tavss
    Title: Vice President

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

BNP PARIBAS

By: /s/ Lisa Shabetayer
Name: Lisa Shabetayer
    Title: Director

By: /s/ Marguerite L. Lebon
Name: Marguerite L. Lebon
    Title: Vice President

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

GOLDMAN SACHS BANK USA

By: /s/ Ryan Durkin
Name: Ryan Durkin
    Title: Authorized Signature

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Robert Behling Jr.
Name: Robert Behling Jr.
    Title: Assistant Vice President

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

THE BANK OF NEW YORK MELLON

By: /s/ Tatiana Ross
Name: Tatiana Ross
    Title: Vice President

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

COMMITMENT SCHEDULE

Lenders	Revolving Credit Commitments	Letter of Credit Commitments	Canadian Commitments	Australian Commitments	Swing Line Commitments

Citibank, N.A.	$155,000,000	$125,000,000			$500,000,000
Citibank, N.A., Canadian Branch			$45,000,000
Citibank, N.A., Sydney Branch				$55,000,000
Bank of America, N.A.	$155,000,000	$125,000,000			$125,000,000
Bank of America, N.A., Canada Branch			$45,000,000
Bank of America, N.A. (Australian Branch)				$55,000,000
Deutsche Bank AG New York Branch	$155,000,000	$125,000,000
Deutsche Bank AG Canada Branch			$45,000,000
HSBC Bank USA, National Association	$155,000,000	$125,000,000			$125,000,000
Barclays Bank PLC	$120,000,000
JPMorgan Chase Bank, N.A.	$120,000,000		$45,000,000	$55,000,000
MUFG Bank, Ltd.	$120,000,000
Wells Fargo Bank, National Association	$120,000,000		$45,000,000
Australia and New Zealand Banking Group Limited	$90,000,000			$50,000,000
Royal Bank of Canada	$90,000,000
TD Bank, N.A.	$90,000,000
The Bank of Nova Scotia	$90,000,000
The Northern Trust Company	$90,000,000
U.S. Bank National Association	$90,000,000
BNP Paribas	$55,000,000
Goldman Sachs Bank USA	$55,000,000

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

PNC Bank, National Association	$25,000,000
The Bank of New York Mellon	$25,000,000
TOTAL:	US$1,800,000,000	US$500,000,000	US$225,000,000	US$215,000,000	US$750,000,000

NYDOCS02/1166703    [Signature page to Marsh Credit Agreement]

PRICING SCHEDULE
Each of “Commitment Fee Rate,” “Eurocurrency Margin”, “Base Rate Margin” and “Canadian Prime Rate Margin” means, for any day, the rates set forth below (presented in basis points per annum) in the row opposite such term and under the column corresponding to the “Pricing Level” that exists on such day.

	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V	LEVEL VI
Commitment Fee Rate (bps)	6.0	7.0	9.0	11.0	15.0	20.0
Eurocurrency Margin (bps)	75	87.5	100.0	112.5	125.0	150.0
Base Rate Margin (bps)	0.0	0.0	0.0	12.5	25.0	50.0
Canadian Prime Rate Margin (bps)	0.0	0.0	0.0	12.5	25.0	50.0

For purposes of this Schedule, the following terms have the following meanings:
“Level I Pricing” applies at any date if, at such date, the Company’s long-term senior unsecured debt is rated at least A+ by S&P or A1 by Moody’s*.
“Level II Pricing” applies at any date if, at such date, Level I is not applicable, the Company’s long-term senior unsecured debt is rated at least A by S&P or A2 by Moody’s*.
“Level III Pricing” applies at any date if, at such date, neither of Level I or Level II is applicable, and the Company’s long-term senior unsecured debt is rated at least A- by S&P or A3 by Moody’s*.
“Level IV Pricing” applies at any date if, at such date, none of Level I, Level II or Level III is applicable, and the Company’s long-term senior unsecured debt is rated at least BBB+ by S&P or Baa1 by Moody’s*.
“Level V Pricing” applies at any date if, at such date, none of Level I, Level II, Level III or Level IV is applicable, and the Company’s long-term senior unsecured debt is rated at least BBB by S&P or Baa2 by Moody’s*.
“Level VI Pricing” applies at any date if, at such date, none of Level I, Level II, Level III, Level IV or Level V applies.
“Moody’s” means Moody’s Investors Service, Inc.
“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV, Level V or Level VI applies at any date.
“S&P” means S&P Global Ratings.

NYDOCS02/1166703

The credit ratings to be utilized for purposes of this Schedule are those assigned to long term senior unsecured debt of the Company without third-party credit enhancement, and any rating assigned to any other debt security of the Company shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.

NYDOCS02/1166703

UK TAX SCHEDULE

UK Treaty Lenders and UK Non-Bank Lenders

UK Treaty Lenders wishing the DTTP Scheme to apply to this Agreement:

Name of UK Treaty Lender	DTTP Scheme reference number	Jurisdiction of tax residence
ANZ Banking Group Limited	2/A/204986/DTTP	Australia
Bank of America, N.A.	13/B/7418/DTTP	United States
BNP PAribas SA, (NY Branch)	5/B/255139/DTTP	France
Citibank, N.A.	13/C/62301/DTTP	United States
JPMorgan Chase Bank, N.A.	013/M/0268710/DTTP	United States
The Bank of Nova Scotia	3/T/366714/DTTP	Canada
TD Bank, N.A.	13/T/358618/DTTP	United States

Lenders designated as UK Non-Bank Lenders:

Name of UK Non-Bank Lender

NYDOCS02/1166703

CUSIP Number:___________________

EXHIBIT A
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]11 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]12 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]13 hereunder are several and not joint.]14 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:        ________________________________

______________________________
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: ______________________________

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s): ______________________________

4.	Administrative Agent: Citibank, N.A., as the administrative agent under the Credit Agreement

NYDOCS02/1166703

5.
Credit Agreement:    The Amended and Restated 5 Year Credit Agreement, dated as of October 12, 2018 among Marsh & McLennan Companies, Inc. and certain of its Subsidiaries, as borrowers, the Lenders parties thereto, Citibank, N.A., as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][15]	Assignee[s][16]	Facility Assigned[17]	Aggregate Amount of Commitment/Advances for all Lenders[18]	Amount of Commitment/ Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[19]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.    Trade Date:        ______________]20

[Page break]

NYDOCS02/1166703

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]21
[NAME OF ASSIGNOR]

By:______________________________
Title:

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE[S]22
[NAME OF ASSIGNEE]

By:______________________________
Title:

[NAME OF ASSIGNEE]

By:______________________________
Title:

NYDOCS02/1166703

[Consented to and]23 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By: _________________________________
Title:

[Consented to:]24

[NAME OF RELEVANT PARTY]

By: ________________________________
Title:

NYDOCS02/1166703

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

NYDOCS02/1166703

1.3     UK Tax.

[(A)     The Assignee confirms that it is:

(a)    [a UK Qualifying Lender (other than a UK Treaty Lender);]
(b)    [a UK Treaty Lender;]
(c)    [not a UK Qualifying Lender.]]

[(B)    The Assignee confirms that the person beneficially entitled to interest payable to such Assignee in respect of an advance under a Loan Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is (i) a company so resident in the United Kingdom, (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA, or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.]

[(C)    The Assignee confirms that it holds a passport under the HM Revenue & Customs DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ].]

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

NYDOCS02/1166703

EXHIBIT B-1
FORM OF NOTICE OF
REVOLVING BORROWING

Citibank, N.A., as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
Building #3
1615 Brett Road
New Castle, Delaware 19720
[Date]
Attention: Bank Loan Syndications Department
Ladies and Gentlemen:
The undersigned, [Name of Borrower], refers to the Amended and Restated 5 Year Credit Agreement, dated as of October 12, 2018 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, [Marsh & McLennan Companies, Inc.], the other borrowers parties thereto, certain Lenders parties thereto and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.2(a)(i) of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.2(a)(i) of the Credit Agreement:
(i)    The Business Day of the Proposed Revolving Credit Borrowing is ________________.
(ii)    The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].
(iii)    The aggregate amount of the Proposed Revolving Credit Borrowing is US$_______________][for a Revolving Credit Borrowing in a Committed Currency, list currency and amount of Revolving Credit Borrowing].
[(iv)    The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Revolving Credit Borrowing is _____ month[s].]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:

NYDOCS02/1166703    Exhibit B

(A)    the representations and warranties contained in Article 4 of the Credit Agreement (except the representations and warranties set forth in Section 4.4(b) and Section 4.5 thereof) are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and
(B)    no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
Very truly yours,
[NAME OF BORROWER]
By
Title:

NYDOCS02/1166703    Exhibit B

EXHIBIT B-2
FORM OF NOTICE OF
CANADIAN BORROWING

Citibank, N.A., as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
Building #3
1615 Brett Road
New Castle, Delaware 19720

[Date]
Attention: Bank Loan Syndications Department
Ladies and Gentlemen:
The undersigned, [Name of Borrower], refers to the Amended and Restated 5 Year Credit Agreement, dated as of October 12, 2018 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, Marsh & McLennan Companies, Inc., the other borrowers parties thereto, certain Lenders parties thereto and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.2(a)(ii) of the Credit Agreement that the undersigned hereby requests a Canadian Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Canadian Borrowing (the “Proposed Canadian Borrowing”) as required by Section 2.2(a)(ii) of the Credit Agreement:
(i)    The Business Day of the Proposed Canadian Borrowing is ________________.
(ii)    The Type of Advances comprising the Proposed Canadian Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances] [Canadian Prime Rate Advances].
(iii)    The aggregate amount of the Proposed Canadian Borrowing is [US$__________] [CN$_______________].
[(iv)    The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Revolving Credit Borrowing is _____ month[s].]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Canadian Borrowing:
(A)    the representations and warranties contained in Article 4 of the Credit Agreement (except the representations and warranties set forth in Section 4.4(b) and Section 4.5 thereof) are correct, before and after giving effect to the Proposed Canadian Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

NYDOCS02/1166703    Exhibit B

(B)    no event has occurred and is continuing, or would result from such Proposed Canadian Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
Very truly yours,
[NAME OF BORROWER]
By
Title:

NYDOCS02/1166703    Exhibit B

EXHIBIT B-3
FORM OF NOTICE OF
AUSTRALIAN BORROWING

Citibank, N.A., as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
Building #3
1615 Brett Road
New Castle, Delaware 19720

Citisecurities Limited, as Australian Sub-Agent
Level 24, 2 Park Street
Sydney, NSW 2000 Australia
With a copy to:
Citicorp International Limited
10th Floor Citi Tower, One Bay East
83 Hoi Bun road
Kwun Tong, Kowloon
Hong Kong
[Date]
Attention: Bank Loan Syndications Department
Ladies and Gentlemen:
The undersigned, [Name of Borrower], refers to the Amended and Restated 5 Year Credit Agreement, dated as of October 12, 2018 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, Marsh & McLennan Companies, Inc., the other borrowers parties thereto, certain Lenders parties thereto and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.2(a)(iv) of the Credit Agreement that the undersigned hereby requests an Australian Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Australian Borrowing (the “Proposed Australian Borrowing”) as required by Section 2.2(a)(iv) of the Credit Agreement:
(i)    The Business Day of the Proposed Australian Borrowing is ________________.
(ii)    The Type of Advances comprising the Proposed Australian Borrowing is [Eurocurrency Rate Advances][Bank Bill Rate Advances].
(iii)    The aggregate amount of the Proposed Australian Borrowing is [US$_______________][AUD__________].
[(iv)    The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Australian Borrowing is _____ month[s].]

NYDOCS02/1166703    Exhibit B

[(iv)    The initial Interest Period for each Bank Bill Rate Advance made as part of the Proposed Australian Borrowing is _____ month[s].]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Australian Borrowing:
(A)    the representations and warranties contained in Article 4 of the Credit Agreement (except the representations and warranties set forth in Section 4.4(b) and Section 4.5 thereof) are correct, before and after giving effect to the Proposed Australian Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and
(B)    no event has occurred and is continuing, or would result from such Proposed Australian Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
Very truly yours,
[NAME OF BORROWER]
By
Title:

NYDOCS02/1166703    Exhibit B

EXHIBIT B-4
FORM OF NOTICE OF
COMPETITIVE BID BORROWING
Citibank, N.A., as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
Building #3
1615 Brett Road
New Castle, Delaware 19720
[Date]
Attention: Bank Loan Syndications Department
Ladies and Gentlemen:
The undersigned, [Name of Borrower], refers to the Amended and Restated 5 Year Credit Agreement, dated as of October 12, 2018 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, [Marsh & McLennan Companies, Inc.,] the other borrowers parties thereto, certain Lenders parties thereto and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.3 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the “Proposed Competitive Bid Borrowing”) is requested to be made:
(A)    Date of Competitive Bid Borrowing        ________________________
(B)    Amount of Competitive Bid Borrowing    ________________________
(C)    [Maturity Date] [Interest Period]        ________________________
(D)    Interest Rate Basis                ________________________

(E)	Day Count Convention ________________________
(F)    Interest Payment Date(s)            ________________________
(G)    Currency                    ________________________
(H)    Borrower's Account Location            ________________________
(I)    ___________________            ________________________
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:
(a)    the representations and warranties contained in Article 4 of the Credit Agreement Article 4 (except the representations and warranties set forth in Section 4.4(b) and Section 4.5 thereof) are correct, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

NYDOCS02/1166703    Exhibit B

(b)    no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and
(c)    the aggregate amount of the Proposed Competitive Bid Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the unused Commitments of the Lenders.
The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.3(a)(v) of the Credit Agreement.
Very truly yours,
[NAME OF BORROWER]
By
Title:

NYDOCS02/1166703    Exhibit B

EXHIBIT C
OPINION OF DEPUTY GENERAL COUNSEL FOR THE COMPANY
[Form of Opinion of __________, Esq.,
Deputy General Counsel for the Company]
October 12, 2018

Citibank, N.A.
as Administrative Agent
Building #3
1615 Brett Road
New Castle, Delaware 19720
The lenders party to the
Credit Agreement referred to
below, as listed on the Commitment Schedule
thereto (the “Lenders”)
Marsh & McLennan Companies, Inc.
US$1,800,000,000 Amended and Restated Five-Year Credit Agreement

Ladies and Gentlemen:

I am Deputy General Counsel, Chief Compliance Officer and Corporate Secretary of Marsh & McLennan Companies, Inc., a Delaware corporation (the “Company”), and as such have acted as counsel to the Company in connection with its execution and delivery today of the Amended and Restated Five Year Credit Agreement, dated as of October 12, 2018 (the “Credit Agreement”), among the Company and MMC Treasury Holdings (UK) Limited (“MTHUK” and, together with the Company, the “Borrowers”), the Lenders and Citibank, N.A., as Administrative Agent, providing for loans to be made by the Lenders to the Borrowers in an aggregate principal amount not exceeding US$1,800,000,000 at any one time outstanding. Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement. As used herein, the term “Loan Documents” refers, collectively, to the Credit Agreement and any Notes issued thereunder.
In connection with rendering the opinions expressed below, I or one or more attorneys acting under my general supervision (all references herein to acts taken by me include acts by one or more attorneys acting under my general supervision) have examined the Credit Agreement and the form of Notes, and originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials, and such other documents, and have made such investigations of law, as I have deemed necessary or appropriate for the purposes of such opinions. In all such examinations, I have assumed without investigation the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies. I have relied as to factual matters upon, and have assumed the accuracy of, the statements made in certificates of officers of the Company delivered to me, the representations made in or pursuant to the Credit Agreement,

NYDOCS02/1166703    Exhibit C

and certificates and other statements or information of or from public officials and officers and representatives of the Company and others. I have also assumed that each party to the Loan Documents (other than the Company, to the extent set forth in the opinions below) (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite power and authority to execute and deliver, and to perform its obligations under, each of the Loan Documents to which it is a party, (iii) has duly and validly authorized its execution and delivery of, and the performance of its obligations under, each of the Loan Documents to which it is a party and (iv) has duly and validly executed and delivered each of the Loan Documents to which it is a party. I have further assumed that the execution, delivery and performance by each Borrower (other than the Company, to the extent set forth in the opinions below) of the Loan Documents to which it is a party does not (i) violate any provision of such Borrower’s certificate of incorporation, by-laws or other organizational documents, (ii) except with respect to any existing United States Federal or New York State law, statute, rule or regulation, does not violate any law, statute, rule or regulation applicable to such Borrower or (iii) result in a breach of, constitute a default under, or require any consent under, any contract, agreement or instrument binding upon such Borrower. I have further assumed that the Loan Documents constitute the valid and binding obligations of each party to the Loan Documents (other than the Borrowers), enforceable against such party in accordance with their respective terms.
Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

1.    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.
2.    The Company has the corporate power and authority to execute and deliver, and to perform its obligations under, the Credit Agreement and the Notes, if any, and to borrow under the Credit Agreement as provided therein.
3.    The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Credit Agreement and the Notes, if any, and the Company’s borrowings under the Credit Agreement, have been duly authorized by all necessary corporate action on the part of the Company, and do not: (i) violate (A) any provision of the amended and restated certificate of incorporation or the amended and restated by-laws of the Company, (B) any existing order, judgment, injunction or decree of any United States Federal or New York State court or governmental agency or body known to me to be binding upon the Company or (C) any existing United States Federal or New York State law, statute, rule or regulation; (ii) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any Applicable Contract; or (iii) result in the creation or imposition of any Lien upon any property of the Company or any of its Subsidiaries pursuant to the terms of any Applicable Contract. “Applicable Contracts” means those agreements or instruments identified as (a) Exhibits 4.1, 4.2 and 4.4 through 4.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and (b) Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

NYDOCS02/1166703    Exhibit C

4.    The Credit Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
5.    The Credit Agreement constitutes the valid and binding obligation of MTHUK.
6.    To my knowledge, there is no pending or overtly threatened in writing action, suit or proceeding against the Company before any arbitrator, court or other governmental body, agency or official that (i) draws into question the validity or enforceability of the Credit Agreement or (ii) (except as otherwise disclosed in writing to the Lenders prior to the date hereof, and except for any Specified Claim) if determined adversely to the Company, would reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole.
The opinions set forth above are subject to the following additional qualifications and assumptions:

(a)
I am a member of the Bar of the State of New York. The opinions expressed above are limited to the laws of the State of New York, the Federal laws of the United States of America and the Delaware General Corporation Law, in each case as currently in effect.

(b)
In rendering the opinion expressed in paragraph 3 above, I have assumed that borrowings by the Borrowers under the Credit Agreement do not cause the Company to exceed any limitations established by its Board of Directors with respect to the Company’s permitted aggregate borrowings.

(c)
The opinions expressed above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including, without limitation, concepts of good faith, reasonableness and fair dealing, and standards of materiality, and (iii) possible judicial action giving effect to foreign laws or foreign governmental or judicial actions affecting or relating to the rights or remedies of creditors.

(d)    For purposes of the opinions expressed above, I have considered, and express an opinion with respect to, only those laws, statutes, rules and regulations that in my experience are normally applicable to transactions of the type contemplated by the Credit Agreement. Without limiting the generality of the foregoing, I express no opinion with respect to any law, statute, rule or regulation that is applicable to the Borrowers, the Loan Documents or the transactions contemplated thereby solely because such law, statute, rule or regulation is part of a regulatory regime applicable to any party to any of the Loan Documents or any of its affiliates (other than the Company) due to the specific assets or business of such party or such affiliate.

NYDOCS02/1166703    Exhibit C

(e)
I express no opinion as to the validity, binding effect or enforceability of any provision of any Loan Document that purports to (i) grant rights to exculpation, indemnification or contribution, (ii) provide indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency or (iii) authorize or permit any purchaser of a participation interest from any party to set off or apply any deposit, property or indebtedness with respect to any participation. I express no opinion concerning whether a United States Federal court would accept jurisdiction to adjudicate any dispute, action, suit or proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby. I express no opinion as to the effect of, or compliance with, any United States Federal or state securities laws, rules or regulations. I express no opinion with respect to Section 7.11 and 10.18 of the Credit Agreement.

I am delivering this letter to you at the request of the Company pursuant to Section 3.1(a) of the Credit Agreement, in my capacity as Deputy General Counsel of the Company. I assume no obligation to supplement this letter after the date hereof. This letter is solely for your benefit and may not be relied upon in any manner or for any purpose by any other person, provided that any Assignee that becomes a Lender pursuant to Section 10.6(b) of the Credit Agreement may rely on this opinion as if it were addressed to such Assignee and delivered on the date hereof. This letter may not be quoted or disclosed in whole or in part without my prior written consent. Notwithstanding the foregoing, this letter may be disclosed to, but not relied upon by, your auditors and bank examiners in connection with their audit and examination functions; provided that such Person agrees that I do not assume any duty or liability to such Person and that such Person shall not further disclose this opinion letter.

Very truly yours,

NYDOCS02/1166703    Exhibit C

EXHIBIT D
OPINION OF SPECIAL COUNSEL FOR THE ADMINISTRATIVE AGENT
FORM OF OPINION OF SHEARMAN & STERLING LLP, SPECIAL COUNSEL FOR THE ADMINISTRATIVE AGENT
October 12, 2018
To the Lenders party to the Credit
Agreement referred to below and to
Citibank, N.A., as Administrative Agent
Marsh & McLennan Companies, Inc.
Ladies and Gentlemen:
We have acted as counsel to Citibank, N.A., as Administrative Agent (the “Agent”), in connection with the Amended and Restated 5 Year Credit Agreement, dated as of October 12, 2018 (the “Credit Agreement”), among Marsh & McLennan Companies, Inc., a Delaware corporation (the “Company”), the other borrowers parties thereto (collectively with the Company, the “Borrowers”) and each of you. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.
In that connection, we have reviewed originals or copies of the following documents:
(a)    The Credit Agreement.
(b)    The Notes executed by the Borrowers and delivered on the date hereof.
The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”
We have also reviewed originals or copies of such other agreements and documents as we have deemed necessary as a basis for the opinion expressed below.
In our review of the Opinion Documents and other documents, we have assumed:

(A)	The genuineness of all signatures.

(B)	The authenticity of the originals of the documents submitted to us.

(C)	The conformity to authentic originals of any documents submitted to us as copies.

NYDOCS02/1166703    Exhibit D

(D)	As to matters of fact, the truthfulness of the representations made in the Credit Agreement.

(E)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Borrowers, enforceable against each such party in accordance with its terms.

(F)	That:
(1)    Each Borrower is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.
(2)    Each Borrower has full power to execute, deliver and perform, and has duly executed and delivered, the Opinion Documents to which it is a party.
(3)    The execution, delivery and performance by each Borrower of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not:
(a)    contravene its certificate or articles of incorporation, by-laws or other organizational documents;
(b)    except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or
(c)    result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.
(4)    Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by any Borrower of any Opinion Document to which it is a party or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.
We have not independently established the validity of the foregoing assumptions.
“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Borrowers, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Borrowers, the Opinion

NYDOCS02/1166703    Exhibit D

Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.
Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that each Opinion Document is the legal, valid and binding obligation of each Borrower that is a party thereto, enforceable against such Borrower in accordance with its terms.
Our opinion expressed above is subject to the following qualifications:
(a)    Our opinion is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.
(b)    Our opinion is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
(c)    We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Opinion Documents to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or violations of securities laws.
(d)    We express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.
(e)    We express no opinion with respect to Section 10.7 of the Credit Agreement to the extent that such Section (i) implies that a federal court of the United States has subject matter jurisdiction or (ii) purports to grant any court exclusive jurisdiction.
(f)    We express no opinion as to whether inclusion of the bail-in clause in Section 10.18 of the Credit Agreement or any Bail-In Action under it will be given effect.
(f)    Our opinion is limited to Generally Applicable Law.
A copy of this opinion letter may be delivered by any of you to any person that becomes a Lender in accordance with the provisions of the Credit Agreement. Any such person may rely on the opinion expressed above as if this opinion letter were addressed and delivered to such person on the date hereof.
This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose without our prior written consent.

NYDOCS02/1166703    Exhibit D

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein.
Very truly yours,

NYDOCS02/1166703    Exhibit D

EXHIBIT E - FORM OF
DESIGNATION AGREEMENT
[DATE]
To each of the Lenders
parties to the Credit Agreement
(as defined below) and to Citibank, N.A.,
as Administrative Agent for such Lenders
Ladies and Gentlemen:
Reference is made to Amended and Restated 5 Year Credit Agreement, dated as of October 12, 2018 (as amended or modified from time to time, the “Credit Agreement”) among Marsh & McLennan Companies, Inc., a Delaware corporation (the “Company”), the other Borrowers (as defined in the Credit Agreement), the Lenders (as defined in the Credit Agreement), and Citibank, N.A., as agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
Please be advised that the Company hereby designates its undersigned Subsidiary, ____________ (“Designated Subsidiary”), as a “Designated Subsidiary” under and for all purposes of the Credit Agreement.
The Designated Subsidiary, in consideration of each Lender’s agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “Designated Subsidiary” and a “Borrower” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement. In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lender as follows:
(a)    The Designated Subsidiary (i) is a corporation or similar entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all corporate or similar powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
(b)    The execution, delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement and the Notes to be delivered by it are within the Designated Subsidiary’s corporate or similar powers, have been duly authorized by all necessary corporate or similar action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, conflict with, or constitute a default under any provision of applicable law or regulation or of the organizational documents or by-laws of such Designated Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Designated Subsidiary or any of or result in the creation or imposition of any Lien on any asset of the Designated Subsidiary.
(c)    This Designation Agreement is, and the Notes to be delivered by the Designated Subsidiary when delivered will be, legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance

NYDOCS02/1166703    Exhibit E

with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(d)    There is no pending or threatened action, suit, investigation or proceeding, including, without limitation, any Environmental Action, affecting the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of this Designation Agreement, the Credit Agreement or any Note of the Designated Subsidiary.
The Designated Subsidiary hereby agrees that service of process in any action or proceeding brought in any New York State court or in federal court may be made upon the Company at its offices at ___________, Attention: __________ (the “Process Agent”), and the Designated Subsidiary hereby irrevocably appoints the Process Agent to give any notice of any such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.
The Company hereby accepts such appointment as Process Agent and agrees with you that (i) the Company will maintain an office in __________ through the Termination Date and will give the Administrative Agent prompt notice of any change of address of the Company, (ii) the Company will perform its duties as Process Agent to receive on behalf of the Designated Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or federal court sitting in New York City arising out of or relating to the Credit Agreement and (iii) the Company will forward forthwith to the Designated Subsidiary at its address at ___________________ or, if different, its then current address, copies of any summons, complaint and other process which the Company received in connection with its appointment as Process Agent.
This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
Very truly yours,
MARSH & MCLENNAN COMPANIES, INC.
By:_________________________
Name:
Title:

[THE DESIGNATED SUBSIDIARY]

NYDOCS02/1166703    Exhibit E

By:__________________________
Name:
Title:

NYDOCS02/1166703    Exhibit E

EXHIBIT F-1
FORM OF REVOLVING CREDIT NOTE
US$_______    New York, New York
    ___________ __, ____
FOR VALUE RECEIVED, __________, a __________ corporation (the “Borrower”), hereby promises to pay to the order of ______________________ (the “Lender”), for account of its Applicable Lending Office, on the Termination Date, the principal sum of ____________ US Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of Revolving Credit Advances made by the Lender pursuant to the Credit Agreement referred to below). The Borrower hereby promises to pay interest on the unpaid principal amount of each such Advance made to it on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in immediately available funds at the Administrative Agent's Account.
All Revolving Credit Advances made by the Lender, the respective types and Interest Periods thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Revolving Credit Advance then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
This Note is one of the Revolving Credit Notes referred to in the Amended and Restated 5 Year Credit Agreement, dated as of October 12, 2018 among the Borrower, [Marsh & McLennan Companies, Inc.,] the other borrowers party thereto, the lenders party thereto, and Citibank, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof. The Credit Agreement, among other things, (a) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the US Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Revolving Credit Note and (b) contains provisions for determining the Dollar Equivalent of Advances denominated in Committed Currencies.
The Borrower expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note or the performance of the obligations under this Note. Except as permitted by Section 10.6 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

NYDOCS02/1166703    Exhibit F-1

This Note shall be governed by, and construed in accordance with, the law of the State of New York.
[NAME OF BORROWER]
By:
Name:
Title:

NYDOCS02/1166703    Exhibit F-1

Note (cont’d)
ADVANCES AND PAYMENTS OF PRINCIPAL

Date Made, Continued or Converted	Amount of Committed Advance	Type of Committed Advance	Principal Amount of Advance Repaid	Last Day of Interest Period	Made By	Notation

NYDOCS02/1166703    Exhibit F-1

EXHIBIT F-2
FORM OF CANADIAN NOTE
US$_______    New York, New York
    ___________ __, ____
FOR VALUE RECEIVED, __________, a __________ corporation (the “Borrower”), hereby promises to pay to the order of ______________________ (the “Lender”), for account of its Applicable Lending Office, on the Termination Date, the principal sum of ____________ Canadian Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of Canadian Advances made by the Lender pursuant to the Credit Agreement referred to below). The Borrower hereby promises to pay interest on the unpaid principal amount of each such Advance made to it on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in immediately available funds at the Administrative Agent's Account.
All Canadian Advances made by the Lender, the respective types thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Canadian Advance then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
This Note is one of the Canadian Notes referred to in the Amended and Restated 5 Year Credit Agreement, dated as of October 12, 2018 among the Borrower, Marsh & McLennan Companies, Inc., the other borrowers party thereto, the lenders party thereto, and Citibank, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof. The Credit Agreement, among other things, (a) provides for the making of Canadian Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the US Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Canadian Advance being evidenced by this Canadian Note and (b) contains provisions for determining the US Dollar Equivalent of Advances denominated in Canadian Dollars.
The Borrower expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note or the performance of the obligations under this Note. Except as permitted by Section 10.6 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

NYDOCS02/1166703    Exhibit F-2

This Note shall be governed by, and construed in accordance with, the law of the State of New York.
[NAME OF CANADIAN BORROWER]
By:
Name:
Title:

NYDOCS02/1166703    Exhibit F-2

Note (cont’d)
ADVANCES AND PAYMENTS OF PRINCIPAL

Date Made, Continued or Converted	Amount of Canadian Advance	Type of Canadian Advance	Principal Amount of Advance Repaid	Last Day of Interest Period	Made By	Notation

NYDOCS02/1166703    Exhibit F-2

EXHIBIT F-3
FORM OF AUSTRALIAN NOTE
US$_______    New York, New York
    ___________ __, ____
FOR VALUE RECEIVED, __________, a __________ corporation (the “Borrower”), hereby promises to pay to the order of ______________________ (the “Lender”), for account of its Applicable Lending Office, on the Termination Date, the principal sum of ____________ US Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of Australian Advances made by the Lender pursuant to the Credit Agreement referred to below). The Borrower hereby promises to pay interest on the unpaid principal amount of each such Advance made to it on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in immediately available funds at the Administrative Agent's Account.
All Australian Advances made by the Lender, the respective types and Interest Periods thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Australian Advance then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
This Note is one of the Australian Notes referred to in the Amended and Restated 5 Year Credit Agreement, dated as of October 12, 2018 among the Borrower, Marsh & McLennan Companies, Inc., the other borrowers party thereto, the lenders party thereto, and Citibank, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof. The Credit Agreement, among other things, (a) provides for the making of Australian Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the US Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Australian Advance being evidenced by this Australian Note and (b) contains provisions for determining the US Dollar Equivalent of Advances denominated in Australian Dollars.
The Borrower expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note or the performance of the obligations under this Note. Except as permitted by Section 10.6 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

NYDOCS02/1166703    Exhibit F-3

This Note shall be governed by, and construed in accordance with, the law of the State of New York.
[NAME OF BORROWER]
By:
Name:
Title:

NYDOCS02/1166703    Exhibit F-3

Note (cont’d)
ADVANCES AND PAYMENTS OF PRINCIPAL

Date Made, Continued or Converted	Amount of Committed Advance	Type of Committed Advance	Principal Amount of Advance Repaid	Last Day of Interest Period	Made By	Notation

NYDOCS02/1166703    Exhibit F-3

EXHIBIT F-4
FORM OF COMPETITIVE BID NOTE
New York, New York
    ___________ __, ____
FOR VALUE RECEIVED, __________, a __________ corporation (the “Borrower”), hereby promises to pay to the order of _______________________ (the “Lender”), for account of its Applicable Lending Office, on _______________, 20__, the principal amount of [U.S.$_______________] [for a Competitive Bid Advance in a Foreign Currency, list currency and amount of such Advance]. All such payments of principal and interest shall be made in lawful money of __________ in same day funds at the Administrative Agent's Account.
The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:
Interest Rate: _____% per annum (calculated on the basis of a year of _____ days for the actual number of days elapsed).
Both principal and interest are payable in lawful money of ________________ to Citibank, as agent, for the account of the Lender at the office of Citibank, at _________________________ in same day funds.
This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Amended and Restated 5 Year Credit Agreement, dated as of October 12, 2018 among the Borrower, Marsh & McLennan Companies, Inc., the other borrowers party thereto, the lenders party thereto, and Citibank, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.
The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.
[NAME OF BORROWER]
By:
Name:
Title:

NYDOCS02/1166703    Exhibit F-4